Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SMART & FINAL STORES, INC.,

a Delaware corporation;

FIRST STREET PARENT, INC.,

a Delaware corporation; and

FIRST STREET MERGER SUB, INC.,

a Delaware corporation

Dated as of April 16, 2019

i

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		Page

9.12.	Obligation of the Company	73
9.13.	Construction	73

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v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 16, 2019, by and among First Street Parent, Inc., a Delaware corporation (“Parent”); First Street Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”); and Smart & Final Stores, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Subject to the terms and conditions set forth in this Agreement, Parent has agreed to cause Purchaser to commence the Offer.

B.            As soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, Purchaser will be merged with and into the Company (the “Merger”).  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).  Pursuant to the terms and conditions set forth in this Agreement: (i) each outstanding Share as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration, in cash, without interest; and (ii) the Company shall become a wholly-owned Subsidiary of Parent.

C.            The Company Board has: (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (ii) declared it advisable to enter into this Agreement; (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger; (iv) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

D.            The board of directors of each of Parent and Purchaser have: (i) approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement; (ii) approved the execution, delivery and performance by Parent and Purchaser, respectively, of this Agreement and the consummation of the Transactions, including the Offer and Merger; and (iii) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL, in each case, on the terms and subject to the conditions of this Agreement.

E.            As an inducement and condition to Parent and Purchaser entering into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into the Tender and Support Agreement, pursuant to which, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth in the Tender and Support Agreement, to tender the Shares held by them in the Offer.

F.             Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Lux) IX, L.P. and Apollo Overseas Partners IX, L.P.

(collectively, the “Guarantors”) are entering into the Limited Guarantee with respect to certain obligations of Parent and Purchaser under this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                         THE OFFER

1.1.         The Offer.

(a)           Commencement of the Offer.  Upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable (and in any event not later than the fifteenth (15th) business day) after the date of this Agreement (unless otherwise agreed to in writing by Parent and the Company), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)           Terms and Conditions of the Offer.  Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions of this Agreement.  The obligations of Purchaser to, and of Parent to cause Purchaser to, irrevocably accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject only to the terms and conditions of this Agreement, including the prior satisfaction of the Offer Conditions.  The Offer shall be made by means of an offer to purchase that is disseminated to all of the holders of Shares pursuant to the Exchange Act and contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions (the “Offer to Purchase”).  Purchaser reserves the right to: (i) increase the Offer Price; (ii) waive any Offer Condition (other than the Minimum Condition, the Termination Condition or conditions (d) (to the extent such waiver would reasonably be expected to adversely affect the Company’s stockholders, directors or officers or require rescission of the transactions contemplated hereby under applicable Antitrust Laws) or (f) (to the extent such order or injunction applies against the Acquired Corporations or their respective directors or officers) set forth in Annex I); and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company in its sole and absolute discretion, Parent and Purchaser shall not: (A) decrease the Offer Price other than in the manner required by Section 1.1(g); (B) change the form of consideration payable in the Offer; (C) decrease the maximum number of Shares sought to be purchased in the Offer; (D) impose conditions or requirements to the Offer in addition to the Offer Conditions; (E) amend, change or waive the Minimum Condition, the Termination Condition or conditions (d) (to the extent such amendment, change or waiver would reasonably be expected to adversely affect the Company’s stockholders, directors or officers or require rescission of the transactions contemplated hereby under applicable Antitrust Laws) or (f) (to the extent such order or injunction applies against the Acquired Corporations or their respective directors or officers) set forth in Annex I; (F) except as provided in Sections 1.1(c) or 1.1(d), terminate the Offer or accelerate, extend or otherwise change the Expiration Date; (G) provide any “subsequent offering period” (or any extension of such “subsequent offering period”) within the meaning of Rule 14d-11 promulgated under the Exchange

Act; or (H) otherwise modify or amend any of the terms or conditions of the Offer in a manner that adversely affects, or reasonably could be expected to adversely affect, any holder of Shares.

(c)           Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at one minute after 11:59 p.m., Eastern Time, on the Initial Expiration Date.  Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for any period required by any Legal Requirement, or any interpretation or position of the SEC, its staff or the NYSE applicable to the Offer; (ii) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension to permit such Offer Condition to be satisfied, but if the sole then-unsatisfied Offer Condition is the Minimum Condition, Purchaser shall not be required to extend the Offer for more than two occasions in consecutive periods of ten (10) business days each (each such period to end at 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed to by Parent and the Company); and (iii) if as of any scheduled Expiration Date (A) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but which conditions would be capable of being satisfied as of such scheduled Expiration Date), (B) the full amount of the Debt Financing necessary to pay the Required Amount has not been funded and will not be available to be funded at the Offer Closing and at the Closing (other than as a result of a breach or failure to perform by Parent or Purchaser of any of their representations, warranties or covenants set forth in Sections 4.13 and 6.11) and (C) Parent and Purchaser irrevocably acknowledge and agree in writing that (1) the Company may terminate this Agreement pursuant to, and in accordance with Section 8.1(i) and receive the Parent Termination Fee pursuant to, and in accordance with Section 8.3 and (2) solely with respect to both (I) any payment of the Parent Termination Fee in accordance with subclause (1) of this Section 1.1(c)(iii)(C) and (II) Purchaser’s obligation, and Parent’s obligation to cause Purchaser, to consummate the Offer, including to accept and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer and in accordance with this Section 1.1, all Offer Conditions set forth in clauses (b)(ii)-(v), (c) (other than Fraud or Willful Breach in respect of such Offer Conditions following the date of delivery of such notice), (e) (in respect of clauses (b)(ii)-(v) and (c) of Annex I) and (h) of Annex I will be deemed to have been irrevocably satisfied or waived from and at all times after the initial extension of the Offer pursuant to this Section 1.1(c)(iii), Purchaser may extend the Offer for successive periods of up to five (5) business days per extension (each such period to end at 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed to by Parent and the Company), the length of each such period to be determined by Parent in its sole discretion, in order to permit the funding of the full amount of the Debt Financing necessary to pay the Required Amount.  Notwithstanding the foregoing, in no event shall Purchaser: (x) be required to extend the Offer beyond the Extension Deadline; or (y) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.  Purchaser shall not terminate the Offer prior to the Extension Deadline unless this Agreement is validly terminated pursuant to Section 8.  Nothing contained in this Agreement shall be deemed to impair, limit or otherwise restrict the right of each of the Parties to terminate this Agreement pursuant to Section 8.1.

(d)           Termination of Offer.  If this Agreement is validly terminated pursuant to Section 8, Purchaser shall (and Parent shall cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer, and Purchaser shall not acquire any Shares pursuant to the Offer.  If the Offer is terminated or withdrawn by Purchaser, Purchaser shall immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders of such Shares.

(e)           Offer Documents.  As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), and following such commencement, Parent and Purchaser shall: (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements to Schedule TO and including exhibits to Schedule TO, the “Schedule TO”) that will contain as an exhibit the Offer to Purchase and form of the related letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents, in each case, with respect to the Offer; and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares.  Parent and Purchaser shall cause the Schedule TO and all exhibits to the Schedule TO (together with all amendments and supplements, the “Offer Documents”), to (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Offer Documents or necessary in order to make the statements in the Offer Documents, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.  Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Purchaser shall take all steps necessary to cause the corrected Offer Documents to be filed with the SEC and to be disseminated to holders of Shares to the extent required by applicable Legal Requirements.  The Company shall promptly furnish or otherwise make available to Parent and Purchaser, or Parent’s legal counsel, all information concerning the Company and the Company’s stockholders reasonably requested in writing by Parent or Purchaser in connection with any action contemplated by this Section 1.1(e).  The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (unless the Company Board shall have effected a Company Adverse Change Recommendation pursuant to Section 6.1(b)).  Parent and Purchaser shall provide the Company and its counsel reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents) prior to the filing of the Offer Documents with the SEC.  Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel.  Parent and Purchaser shall provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).  Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including a reasonable opportunity to review and comment on any such response.  Parent and Purchaser shall give reasonable and good faith consideration to any such comments.  Parent and

Purchaser shall also allow the Company and its counsel to participate in any discussions with the SEC or its staff regarding such comments.  Subject to the foregoing, each of Parent and Purchaser shall respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Offer.

(f)            Funds.  Without limiting the generality of Section 9.11 and at or prior to the Offer Closing, Parent shall cause to be provided to the Depository Agent all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer.  Parent shall also cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.  Parent and Purchaser shall, and each of Parent and Purchaser shall use reasonable best efforts to ensure that all of their respective Affiliates shall, tender all Shares held by them into the Offer.

(g)           Adjustments.  If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, exchange or consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such change.

(h)           Acceptance.  Subject to the terms of this Agreement, including the satisfaction or waiver by Purchaser or Parent of each of the Offer Conditions (including any deemed satisfaction or waiver of the Offer Conditions pursuant to Section 1.1(c)(iii)(C)(2)), Purchaser shall (and Parent shall cause Purchaser to): (i) promptly (and in any event no later than 9:00 a.m. Eastern Time on the first business day (determined using Rule 14d-1(g)(3) under the Exchange Act)) after the Expiration Date irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance for payment, the “Offer Acceptance Time”); and (ii) promptly (and in any event no later than the second business day) after the Offer Acceptance Time pay for such Shares (the time of payment for such Shares, the “Offer Closing”) (subject to the provisions of Section 2.6, including any withholding of Taxes in accordance with Section 2.6(e)).  With respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Purchaser shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee.

1.2.         Company Actions.

(a)           Schedule 14D-9.  Concurrently with, or as promptly as practicable on the date of, the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements to Schedule 14D-9, the “Schedule 14D-9”) that, subject to Section 6.1(b), includes the Company Board Recommendation.  The Company shall cause the Schedule 14D-9 to: (i) comply in all material respects with the Exchange Act and other applicable Legal Requirements; and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 14D-9 or necessary in order to make the statements in the Schedule 14D-9, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9.  Parent and Purchaser shall promptly furnish or otherwise make available to the Company, or the Company’s legal counsel, all information concerning Parent, Purchaser or the Guarantors reasonably requested in writing by the Company in connection with any action contemplated by this Section 1.2(a).  The Company shall also include in the Schedule 14D-9 a notice of appraisal rights, in compliance with Section 262 of the DGCL, that includes a description of the procedures for the holders of Dissenting Shares to demand an appraisal of such Dissenting Shares in accordance with the DGCL.  The Company Board shall set the record date for determining the Company’s stockholders entitled to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9, including the notice of appraisal rights, to such stockholders.  Each of Parent, Purchaser, the Guarantors and the Company shall respond promptly to any comments of the SEC or its staff and promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the corrected Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares to the extent required by applicable Legal Requirements.  Unless the Company Board has effected a Company Adverse Change Recommendation, the Company shall provide Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment to the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9) prior to the filing of the Schedule 14D-9 with the SEC.  The Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel.  The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).  Unless the Company Board has effected a Company Adverse Change Recommendation, the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including a reasonable opportunity to review and comment on any such response.  The Company shall give reasonable and good faith consideration to any such comments.  The Company shall also allow Parent and its counsel to participate in any discussions with the SEC or its staff regarding such comments.  Subject to the foregoing, the Company shall respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9.

(b)           Stockholder Lists.  From time to time as reasonably requested by Purchaser or its agents to disseminate or otherwise communicate the Offer and the Merger to holders of Shares, the Company shall (and shall instruct its transfer agent to) promptly furnish Purchaser with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case, accurate and complete as of the most recent practicable date.  The Company shall also provide to Purchaser additional assistance and other information as Purchaser may reasonably request in connection with the Offer.  Parent and Purchaser shall, and shall use their reasonable best efforts to cause their representatives and agents to: (i) hold in confidence the information contained in any such labels, listings and files; (ii) use such information only in connection with the Offer and the Merger; (iii) if this Agreement shall be terminated, deliver to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control; and (iv) if requested by the Company, promptly certify to the Company in writing that all such material has been so returned or destroyed.

SECTION 2.                         MERGER TRANSACTION

2.1.         Merger of Purchaser into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.  The Closing of the Merger shall be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event not later than the date of, and immediately following, the Offer Closing.

2.2.         Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3.         Closing; Effective Time.

(a)           Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Purchaser, the Closing shall take place at the offices of Kirkland & Ellis LLP, 2029 Century Park East, Suite 1400, Los Angeles, CA 90067, at 10:00 a.m., Eastern Time.  The Closing shall occur as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event, no later than the date of, and immediately following, the Offer Closing.  If, however, the condition set forth in Section 7.1 shall not be satisfied or waived by such date, then the Closing shall occur no later than the first business day on which the condition set forth in Section 7.1 is satisfied or waived.

(b)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, but following the Closing, the Company shall execute and file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the Effective Time.

2.4.         Certificate of Incorporation and Bylaws; Directors and Officers.  As of the Effective Time:

(a)           The certificate of incorporation of the Surviving Corporation shall be amended and restated in the form attached as Exhibit B, until it is changed or amended as provided in the certificate of incorporation of the Surviving Corporation or by applicable Legal Requirements.

(b)           The bylaws of the Surviving Corporation shall be amended and restated in the form attached as Exhibit C, until they are changed or amended as provided in the bylaws of the Surviving Corporation or by applicable Legal Requirements.

(c)           The directors and officers of the Surviving Corporation shall be the respective individuals who are designated as such on Schedule 2.4(c), until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5.         Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)            Shares owned immediately prior to the Effective Time by the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such Shares;

(ii)           Shares (A) owned as of the commencement of the Offer and immediately prior to the Effective Time by Parent, Purchaser, or any other direct or indirect wholly-owned Subsidiary of Parent and any direct or indirect wholly-owned Subsidiary of the Company and (B) irrevocably accepted by Purchaser for purchase pursuant to the Offer (with all funds necessary to purchase such Shares having been provided to the Depository Agent pursuant to Section 1.1(f)), shall, in each case of clauses (A) and (B), be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such Shares;

(iii)         except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares), shall be converted into the right to receive the Offer Price, net to the seller in cash, without interest (the “Merger Consideration”), subject to the provisions of Section 2.6, including any withholding of Taxes in accordance with Section 2.6(e); and

(iv)          each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)           If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, exchange or consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such change.

(c)           At the Effective Time, all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than, subject to Section 2.7, the right to receive the Merger Consideration as contemplated by this Section 2.5.

2.6.         Surrender of Certificates; Stock Transfer Books.

(a)           Prior to the Offer Acceptance Time, Parent shall designate a U.S. bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 1.1.  The Depository Agent shall also act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5.  Prior to or at the Offer Closing, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1 at the Offer Closing and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.5 (together, the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation, subject to the following restrictions.  Such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing.  In no event shall any such instrument have a maturity exceeding three (3) months.  Earnings from such investments shall be the sole and exclusive property of Parent, and no such investment gain or loss shall affect the amounts payable to holders of Shares.  If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations pursuant Section 1.1 and Section 2.5, upon receipt by Parent of notice of such deficiency from the Paying Agent, Parent or Purchaser shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(b)           Promptly (but in no event later than three (3) business days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 2.5, a form of letter of transmittal.  The letter of transmittal shall (i) be in reasonable and customary form, (ii) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the applicable Certificates (or effective affidavits of loss in lieu of such Certificates pursuant to Section 2.6(f)) to the Paying Agent and (iii) request from each such Person a copy of an executed IRS Form W-9 or relevant IRS Form W-8, as applicable, and a certificate of non-foreign person status (conforming to the requirements set forth in Treasury Regulations Section 1.1445-2) if applicable.  The letter of transmittal shall also contain instructions for use in effecting the surrender of the Certificates or Book-Entry Shares.  Upon surrender to the Paying Agent of the applicable Certificates (or effective affidavits of loss in lieu of such Certificates pursuant to Section 2.6(f)) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions to such letter of transmittal, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange for such Certificates or Book-Entry Shares the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares.  Such Certificates and Book-Entry Shares shall then be cancelled.  No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer.  It shall be a further condition of payment that the Person requesting such payment shall: (i) have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered; or (ii) have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right, subject to Section 2.7, to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)           At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, including all interest and other income received by the Paying Agent in respect of all funds made available to it.  Upon any such delivery (but subject to abandoned property, escheat and other similar Legal Requirements), holders shall be entitled to look to the Surviving Corporation only as general creditors of the Surviving Corporation with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them in compliance with the procedures in Section 2.6(b), without interest and subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e).  Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Shares to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.  To the extent permitted by applicable Legal Requirements, any amounts remaining unclaimed by such holders immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled to such unclaimed amounts.

(d)           At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and following the Effective Time there shall be no further registration of transfers of Shares on the records of the Company.  If, after the Effective Time, any Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Section 2.6.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Legal Requirements.

(e)           Each of the Withholding Agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes.  Each Withholding Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body.  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f)            If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, of such loss, theft or destruction, the Paying Agent shall pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.  As a condition of such payment and in its sole discretion, the Surviving Corporation may require the attesting holder to post a bond in such reasonable and customary amount as Parent may direct (not to exceed the Merger Consideration payable with respect to the Shares formerly represented by such Certificate) to indemnify against any claim that might be brought with respect to the Certificate upon which payment was made.

2.7.         Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL.  If any holder of Shares shall have failed to perfect or shall have waived, effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.5(a)(iii) (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares.  The Company shall deliver prompt notice to Parent of any demands received by the Company for appraisal of any Shares and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, in its sole and absolute discretion, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, in its sole and absolute discretion, require the Company to make any payment with respect to any such demands.

2.8.         Treatment of Company Options, Company Restricted Stock Awards and Company Cash Awards.

(a)           Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of such Company Options, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with this Section 2.8(a).  For the avoidance of doubt, any Company Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.  As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the payment contemplated by this Section 2.8 in respect thereof.  As soon as reasonably practicable after the Effective Time (but no later than the later of (x) five (5) business days after the Effective Time and (y) the first payroll date after the Effective Time), the Surviving Corporation shall pay to the holders of Company Options the amounts provided for in this Section 2.8(a) through the Surviving Corporation’s payroll (subject to any required Tax withholdings).

(b)           Each Share subject to a Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be cancelled and converted at the Effective Time into a right to receive an amount equal to the Merger Consideration (the “Restricted Stock Consideration”).  Fifty percent (50%) of the Restricted Stock Consideration shall be payable as of the Effective Time, and, unless otherwise agreed by the holder and Parent, the remaining fifty percent (50%) of the Restricted Stock Consideration shall be payable as and when such Share would have vested pursuant to the terms of the applicable Company Restricted Stock Award, subject to satisfaction of such vesting terms.  As of the Effective Time, all Shares subject to a Company Restricted Stock Award shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Stock Award shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.8 in respect thereof. As soon as reasonably practicable after the date as of which the Restricted Stock Consideration is payable (but no later than the later of (i) five (5) business days after such date or (ii) the first payroll date after such date), the Surviving Corporation shall pay to the holders of Company Restricted Stock Awards the amounts provided for in this Sections 2.8(b) through the Surviving Corporation’s payroll (subject to any required Tax withholdings).

(c)           Each Company Cash Award that is outstanding as of immediately prior to the Effective Time shall  remain outstanding and be payable in accordance with its terms, provided that payment of fifty percent (50%) of each payment installment of such Company Cash Award shall be payable as soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) business days after such date or (ii) the first payroll date after such date) through the Surviving Corporation’s payroll (subject to any required Tax withholdings).

(d)           Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or a committee of the Company Board) that may be necessary to effectuate the provisions of this Section 2.8.

2.9.         Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3.                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to: (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed with the SEC and publicly available not less than one (1) business day prior to the date of this Agreement (other than any information (other than statements of historical fact) in (i) the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or (ii) any other section of such Company SEC Documents relating to forward-looking statements to the extent they are generally cautionary, predictive or forward-looking in nature); it being further understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.5(a)(ii), 3.5(b), 3.18 or 3.20(a)):

3.1.         Due Organization; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, in each case of clauses (i)-(iii) (except as set forth in Section 3.18), except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business or the character or location of the assets owned or used by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Part 3.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization.  Neither the Company nor any of its Subsidiaries owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than as identified in Part 3.1(b) of the Company Disclosure Letter.  None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)           Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Subsidiary of the Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, in each case of clauses (i)-(iii) (except as set forth in Section 3.18), except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Subsidiary of the Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business or the character or location of the assets owned or used by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2.         Certificate of Incorporation and Bylaws.  Prior to the execution of this Agreement, the Company has made available to Parent or Parent’s Representatives true, complete, and accurate copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments, as in effect on the date of this Agreement.  Each of the foregoing documents of (i) the Company is in full force and effect and the Company is not in violation of any of the foregoing documents in any material respect and (ii) each Subsidiary of the Company is in full force and effect and none of such Subsidiaries is in violation of any of the foregoing documents, except, in the case of this clause (ii), for any violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3.         Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 340,000,000 Shares, of which 76,514,211 Shares (including 2,638,656 Shares underlying Company Restricted Stock Awards granted under the Company Equity Plans) are outstanding as of the close of business on April 12, 2019 (the “Capitalization Date”); and (ii) 10,000,000 shares of the Company Preferred Stock, of which no shares are outstanding.  All of the outstanding Shares are, and all of the Shares reserved for issuance and to be issued under the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b)           None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right.  None of the outstanding Shares are subject to any right of first refusal in favor of the Company, or, to the knowledge of the Company, in favor of any other Person.  There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote.  There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities.  The Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

(c)           As of the Capitalization Date: (i) 7,358,667 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 2,638,656 Shares are covered by Company Restricted Stock Awards granted and outstanding under the Company Equity Plans; (iii) Company Cash Awards in an aggregate amount equal to $4,185,000 have been granted and are outstanding; and (iv) 2,418,761 Shares are reserved for future issuance under the Company Equity Plans.  Other than as set forth in this Section 3.3(c), as of the Capitalization Date, there are no issued, reserved for issuance, outstanding or authorized equity-based awards with respect to the Company.

(d)           Except as set forth in this Section 3.3, as of the Capitalization Date, there are no: (i) outstanding shares of capital stock of, or other equity interests in, any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) obligating any Acquired Corporation to issue any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations issued by any Acquired Corporation that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or any Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)           All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances (other than Permitted Encumbrances) and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

3.4.         SEC Filings; Financial Statements.

(a)           Since January 1, 2017 (the “Applicable Date”), the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated in such documents) required to be filed or furnished by the Company with the SEC.  As of their respective dates, or if revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, as of the date of the last such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, applicable to those Company SEC Documents.  Except to the extent that information contained in a Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act).  Such consolidated financial statements fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates of such financial statements and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods presented in such financial statements (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments).  No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)           The Company maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act.  The Company’s internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 30, 2018, and such assessment concluded that those controls were effective.  Since the Applicable Date, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Acquired Corporations who have a significant role in the Company’s internal control over financial reporting.

(d)           The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 under the Exchange Act that are reasonably designed to ensure that: (i) all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)           As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of the Company.

(f)            The Company Disclosure Documents, including the Schedule 14D-9, and any amendments or supplements to the Company Disclosure Documents, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  At the time any Company Disclosure Documents are filed with the SEC or any supplement or amendment to such Company Disclosure Documents are filed with the SEC and at the time such Company Disclosure Documents or any supplements or amendments to such Company Disclosure Documents are first distributed or otherwise disseminated to the Company’s stockholders, such Company Disclosure Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in such Company Disclosure Documents, in light of the circumstances under which they were made, not misleading.

(g)           The information with respect to the Company that the Company furnishes to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in the Schedule TO or such Offer Documents, as applicable, in light of the circumstances under which they were made, not misleading.

(h)           Notwithstanding any other provision hereof, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Company Disclosure Documents directly or indirectly based on information supplied by or on behalf of Parent, Purchaser, Red Holdings or Green Holdings for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5.         Absence of Changes.

(a)           Except as expressly contemplated by this Agreement, from December 31, 2018 through the date of this Agreement: (i) other than the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related to the sale process conducted by the Company in connection with this Agreement, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice; (ii) there has not occurred any event, occurrence, development, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the Acquired Corporations have not agreed to take any action that, if taken after the date of this Agreement, would require the consent of Parent pursuant to Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(iii) (other than in the ordinary course of business), 5.2(b)(iv), 5.2(b)(v), 5.2(b)(vii), 5.2(b)(x),

5.2(b)(xi), 5.2(b)(xii), 5.2(b)(xiii), 5.2(b)(xiv), 5.2(b)(xv), 5.2(b)(xvi) or 5.2(b)(xvii) (as it relates to the foregoing clauses of 5.2(b)).

(b)           Since the date of this Agreement, there has not occurred any event, occurrence, development, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6.         Real Property.  Part 3.6(a) of the Company Disclosure Letter sets forth a list of the addresses of all Owned Real Property.  Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations have good and marketable fee title to all Owned Real Property used by them, free and clear of all Encumbrances other than Permitted Encumbrances.  There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  Part 3.6(b) of the Company Disclosure Letter sets forth a list of the top ten (10) Company Leases based on the Adjusted EBITDA generated at such leased property for the fiscal year ended December 30, 2018.  Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and each Company Lease is a valid and binding obligation of the applicable Acquired Corporations, enforceable by such Acquired Corporations and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.  None of the Acquired Corporations have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Company, no event, development or condition has occurred which, with the giving of notice or lapse of time (or both), would constitute a breach of or default under any Company Lease by any of the Acquired Corporations or any other party thereto, except in any such event as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7.         Intellectual Property.

(a)           Part 3.7(a) of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration.

(b)           Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) an Acquired Corporation exclusively owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) the Acquired Corporations own or have sufficient rights to use all Company IP used in the conduct of their respective businesses as currently conducted.

(c)           There is no Legal Proceeding pending and served or, to the knowledge of the Company, threatened in writing against an Acquired Corporation: (i) challenging the use or ownership by the Acquired Corporations of any of the Owned Intellectual Property (excluding ordinary course Patent and trademark prosecution communications and actions); (ii) alleging that the use or exploitation of the Company IP infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person; or (iii) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any third-party Intellectual Property Rights, in the case of each of clause (i), (ii) or (iii), except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) no Person is infringing, misappropriating or otherwise violating the rights of the Acquired Corporations with respect to any of the Owned Intellectual Property, and (ii) the operation of the business of Acquired Corporations as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the information technology systems owned by the Acquired Corporations are adequate for the operations the Acquired Corporations as currently conducted.

(f)            Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Acquired Corporation has adopted, and is and has been since the Applicable Date in compliance with, commercially reasonable policies and procedures that apply to the Acquired Corporations with respect to privacy, data protection, security and the collection, storage, disposal and use of Personal Information gathered or accessed in the ordinary course of the operations of the Acquired Corporations, (ii) to the knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained, collected, stored, disposed of or processed by or on behalf of any of the Acquired Corporations and (iii) the Acquired Corporations, and each of their privacy policies, are, and since the Applicable Date have been, in compliance with all applicable Privacy and Data Security Laws and all contractual commitments that they have entered into with respect to Personal Information.

3.8.         Contracts.

(a)           Part 3.8(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement.  “Material Contract” means:

(i)            any Company Contract (except for any Company Contracts with respect to products purchased for resale entered into in the ordinary course of business) that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 29, 2019 or in any later fiscal year and (B) cannot be cancelled by the Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice;

(ii)           any Contract involving payments in excess of $1,000,000 or with a term greater than twelve (12) months in respect of the use or registration of any material Intellectual Property Rights of, or used by, any Acquired Corporation, other than “shrink-wrap” licenses;

(iii)         any Contract under which the Company or any Subsidiary of the Company is lessee of, or holds or operates any personal property owned by any other Person, for which the annual rent exceeds $750,000;

(iv)          any Company Contract evidencing Indebtedness of any Acquired Corporation in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v)           any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or the issuance of any guaranty by any Acquired Corporation;

(vi)          any Company Contract creating a material joint venture or strategic alliance;

(vii)        any other Company Contract that is currently in effect that would be required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii)       any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(ix)          any Company Contract that grants to any Person other than an Acquired Corporation any exclusive rights, rights of first refusal or negotiation or other similar rights, or any most favored pricing provisions, in any case, that would materially impair the ability of the Acquired Corporations to operate in the ordinary course;

(x)           any Company Contract that materially restricts the ability of any Acquired Corporation to (A) engage in any business or compete in any business with any Person, (B) operate in any geographic area or (C) solicit or hire any employee or consultant, in any case, that would materially impair the ability of the Acquired Corporations to operate in the ordinary course; and

(xi)                             any Company Contract that commits any Acquired Corporation to enter into any Contracts of the types described in foregoing clauses (i) through (viii).

(b)                                 Prior to the execution of this Agreement, the Company has made available to Parent or Parent’s Representatives a true, complete, and correct copy of each Material Contract.  Neither the applicable Acquired Corporation nor, to the knowledge of the Company, any other party thereto (i) is in breach of or default under any Material Contract or (ii) has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract, in either case except in any such event as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  With respect to the applicable Acquired Corporation and, to the knowledge of the Company, each other party thereto, each Material Contract is a valid agreement, binding, and in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles.

3.9.                            Liabilities.  The Acquired Corporations do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), that are required to be recorded or reflected on a consolidated balance sheet of the Acquired Corporations prepared in accordance with GAAP, except for: (i) liabilities disclosed, reflected or reserved against in the Company’s financial statements or the notes to the Company’s financial statements included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement or as permitted or contemplated by this Agreement; (iii) liabilities for performance of obligations of the Acquired Corporations under Contracts binding upon the applicable Acquired Corporation (other than resulting from any breach or acceleration of such Contracts) either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since December 31, 2018; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10.                     Compliance with Legal Requirements.

(a)                                 Each Acquired Corporation is, and has been since the Applicable Date, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since the Applicable Date, no Acquired Corporation has (i) been given written notice of, or (ii) been charged with, in the case of clause (i) or (ii) by any Governmental Body, any unresolved violation of any Legal Requirement, except, in each case of clauses (i) and (ii), for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Since the Applicable Date, no Acquired Corporation has been in violation of, or, to the knowledge of the Company, has been investigated for, or charged by any

Governmental Body with a violation of any: (i) applicable U.S. export and re-export control Legal Requirements, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations; or (ii) other applicable import/export controls Legal Requirements in other countries in which any Acquired Corporation conducts business, except, in each case of clauses (i) and (ii), for any such violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11.                     Certain Business Practices.  Since the Applicable Date, none of the Acquired Corporations, nor to the knowledge of the Company, any of their respective directors, officers, managers or employees (in each case, acting in their capacities as such)or any other agent acting on their or the Company’s behalf, has: (i) used any material funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated under any Anti-Corruption Laws, anti-money laundering laws or any rules or regulations promulgated under any anti-money laundering laws or any applicable Legal Requirement of similar effect, except, in each case of clauses (i)-(iii), as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12.                     Governmental Authorizations.  The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to own, lease and operate their assets and conduct their respective businesses in the manner in which their businesses are currently being conducted, except where failure to hold such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13.                     Tax Matters.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 Taking into account any extensions of the applicable due date, each of the Company Returns have been timely filed or will be timely filed before the applicable due date thereof, and all such filed Company Returns are or will be accurate and complete.  All Taxes payable by the Acquired Corporations or required to be withheld, in each case on or before the Closing Date, have been paid or withheld, except, in each case, with respect to matters for which adequate reserves, in accordance with GAAP, have been reflected in the consolidated financial statements included in the Company SEC Documents.

(b)                                 There are no examinations or audits of any Company Return in progress.  and within the last seven (7) years, there has been no claim that has not been finally resolved that has been received by an Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file income or franchise Tax Returns that an Acquired

Corporation is or may be subject to income or franchise Taxes in that jurisdiction.  No extension or waiver of the limitation period applicable to any of the Company Returns has been granted and is currently in effect.

(c)                                  As of the date of this Agreement, no Legal Proceeding involving the IRS or any other Governmental Body is pending or threatened in writing against or with respect to an Acquired Corporation in respect of any Tax and no deficiency of Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for in accordance with GAAP or is being contested in good faith.

(d)                                 None of the Acquired Corporations: (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any other consolidated, combined or unitary group for any taxable period (other than a group the common parent of which is or was the Company or another Acquired Corporation); or (ii) has any liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, pursuant to a Contract, as a result of any express or implied obligation to indemnify any other Person, or otherwise (in each case, other than pursuant to (x) customary provisions included in credit agreements, leases, commercial agreements, agreements entered into with employees, and other agreements entered into in the ordinary course of business not primarily related to Taxes and (y) any agreement between or among any of the Acquired Corporations).

(e)                                  Within the two years preceding the date of this Agreement, none of the Acquired Corporations has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f)                                   None of the Acquired Corporations has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).  The Acquired Corporations are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, list maintenance and record keeping and with the Treasury Regulations thereunder (including any predecessor Code provisions or Treasury Regulations thereof, as applicable).  No IRS Form 8886 has been filed with respect to an Acquired Corporation.

(g)                                 There are no Encumbrances for Taxes on any of the assets of the Acquired Corporations other than Permitted Encumbrances.

(h)                                 Neither any Acquired Corporation nor the Surviving Corporation will be required, as a result of a change in method of accounting for any period ending on or before or including the Closing Date, to include any adjustment under Section 481 of the Code (or any similar or corresponding provision or requirement under any other Tax law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date.  Neither any Acquired Corporation nor the Surviving Corporation will be required to include any material amount in income, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii)

“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into or arising prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Code §108(i); (vii) application of Section 965 of the Code (including an election under Section 965(h) of the Code (or any similar provision of law)) or (viii) transactions effected or investments made prior to the Closing outside of the ordinary course of business that results in taxable income pursuant to Section 951(a) or 951A of the Code.

(i)                                    The Shares qualify as stock that is regularly traded on one or more established securities markets within the meaning of Treasury Regulation section 1.897-9T(d).

(j)                                    The Acquired Corporations have complied with all applicable escheat and unclaimed property laws, and no Acquired Corporation has any material liability in respect thereof.

3.14.                     Employee Matters; Benefit Plans.

(a)                                 Part 3.14(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of an Acquired Corporation, and no Acquired Corporation is a party to, or is bound by, any Collective Bargaining Agreement.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date: (i) there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union grievance or union organizing activity; (ii) there is not any pending or, to the Company’s knowledge, threat of any, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union grievance or union organizing activity affecting an Acquired Corporation or any of its employees; (iii) there has been no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to employment or any employment practices of any kind, including but not limited to those relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former Company Associate, including charges or complaints of unfair labor practices or harassment complaints; (iv) the Acquired Corporations have complied with all applicable Legal Requirements related to employment, including but not limited to employment practices, employment standards, employment of minors, employment discrimination, health and safety, labor relations, workplace safety, insurance, pay equity, withholding, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements; (v) no Acquired Corporation has received written notice from any Governmental Body responsible for the enforcement of labor or employment laws of the intent of any such Governmental Body to conduct an audit, investigation or inquiry of such Acquired Corporation that has not been completed, and, to the knowledge of the Company, no such audit, investigation or inquiry is in progress; (vi) each Acquired Corporation has filed all reports, information and notices required under applicable Legal Requirements regarding the hiring, hours, wages, occupational safety and health, employment, promotion, or termination of all employees; (vii) there is no misclassification of any individual that renders services to any Acquired Corporation who is classified as (1) an independent contractor or other non-employee status, (2) an exempt or non-exempt employee, or (3) an intern for all purposes, including taxation and Tax reporting, Fair Labor Standards Act purposes and applicable Legal Requirements governing the payment of wages; (viii) the Acquired Corporations have paid or accrued all wages and compensation due to all employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses and have maintained records for all employees and personnel records in compliance with applicable Legal Requirements; (ix) there have been no outstanding penalties pursuant to worker’s compensation statutes, or charges regarding same; (x) the Acquired Corporations have complied in all respects with the requirements of the Immigration Reform and Control Act of 1986 and Section 274(A) of the Immigration and Nationality Act with respect to all employees, and, to the Company’s knowledge, all employees who have performed services for the Acquired Corporations in the United States have been legally authorized to work in the United States; and (xi) there has not been any “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. and any similar state or local law affecting any of the Acquired Corporations or any of their current or former Company Associates.

(b)                                 Part 3.14(b) of the Company Disclosure Letter sets forth an accurate and complete list of the material Employee Plans.  The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, with respect to each material Employee Plan, accurate and complete copies (as applicable) of: (i) the plan document and any amendments thereto (or a written summary if a plan document is not available); (ii) any related trust or other funding documents; (iii) the most recent IRS determination letter or opinion letter with respect to the Employee Plan’s tax-qualified status; (iv) the most recent annual actuarial valuation, and the most recent Form 5500; (v) the most recent summary plan description and any material modifications to such summary plan description; and (vi) each insurance or group annuity contract, trust agreement, or other funding vehicle.

(c)                                  No Acquired Corporation maintains, contributes to, sponsors, or has any liability, contingent or otherwise, regarding (including on behalf of an ERISA Affiliate) any (i) plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” (“Multiemployer Plan”), each as defined in Section 4001 of ERISA, (ii) multiple employer plan within the meaning of Section 413(c) of the Code or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  With respect to each Employee Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code and that is a “single employer” defined benefit plan, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Employee Plan. With respect to each Employee Plan that is a Multiemployer Plan, neither an Acquired Corporation nor any of their ERISA Affiliates has received any notification that any such Employee Plan is in reorganization, has been terminated, is insolvent, and, to the Company’s knowledge, as of the date of this Agreement no such Employee Plan is expected to be in reorganization, to be insolvent, or to be terminated.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Employee Plan that is a “single employer” defined benefit plan or a Multiemployer Plan, the Company has timely made all contributions due or required to be made, either by law or contract.

(d)                                 Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Employee Plan.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Employee Plans is and has been established, maintained, funded, administered and operated in compliance with its terms and all applicable Legal Requirements, including ERISA and the Code.

(e)                                  The consummation of the Transactions (including in combination with other events or circumstances) will not: (i) entitle any current or former Company Associate or independent contractor of any of the Acquired Corporations to any compensation or benefits; (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate or independent contractor of any of the Acquired Corporations; (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Employee Plan; or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.  The Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate any individual for excise Taxes paid or due pursuant to Sections 409A, 457A or 4999 of the Code. No payment or deemed payment by the Acquired Corporations will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the Transactions, that would not be deductible pursuant to Section 280G of the Code, except as would not have a Material Adverse Effect.

(f)                                   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto, and (ii) no audit or other proceeding by a Governmental Body is pending or, to the knowledge of the Company, threatened or anticipated with respect to any Employee Plan.

(g)                                 None of the Acquired Corporations is party to a settlement agreement with any current or former Company Associate or current or former independent contractor of any Acquired Corporation resolving allegations of sexual harassment or sexual misconduct made against any current officer, director or other employee of the Acquired Corporations at or above the vice president or equivalent level of any Acquired Corporation since the Applicable Date.  There are no, and since the Applicable Date, there have not been any Legal Proceedings pending or, to the Company’s knowledge, threatened, against any Acquired Corporation, in each case, involving material allegations of sexual harassment or sexual misconduct by any current officer, director or other employee of the Acquired Corporations at or above the vice president or equivalent level of any Acquired Corporation.

(h)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each benefit arrangement that is maintained or administered by a Governmental Body in which any Company Associate participates in, or receives benefits from and to which the Company’s only obligation is to make statutorily required contributions (each a “Governmental Plan”), all contributions due or required to be made by the applicable Acquired Corporation have been timely made, and no liability (other than liabilities with respect to ongoing, required contributions), contingent or otherwise, exists with respect to any Governmental Plan.

3.15.                     Environmental Matters.  Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Acquired Corporations are, and since the Applicable Date, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses; (b) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against an Acquired Corporation or any Leased Real Property; (c) since the Applicable Date, the Acquired Corporations have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws; (d) to the knowledge of the Company, there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law; and (e) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or Company Leases.

3.16.                     Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Acquired Corporations relating to the business, assets and operations of the Acquired Corporations in effect as of the date of this Agreement are in full force and effect, no notice of cancellation or modification has been received by the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies.  As of the date of this Agreement, no policy limits applicable to any material insurance policies of the Acquired Corporations covering a period which includes the date of this Agreement have been exhausted or materially reduced.  The Company has provided Parent with a schedule of all material insurance policies held by the Acquired Corporations.

3.17.                     Legal Proceedings; Orders.

(a)                                 There is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or overtly threatened) against an Acquired Corporation or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, other than any Legal Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 To the Company’s knowledge, there is no outstanding order, writ, injunction or judgment to which an Acquired Corporation is subject that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  To the Company’s knowledge, no investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or being threatened, other than any investigations or reviews that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.18.                     Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into, deliver and perform its obligations under this Agreement and, assuming the Merger is consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions.  At a meeting duly called and held at which all directors were present, the Company Board has, by resolutions unanimously and duly adopted: (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into this Agreement; (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (e) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Purchaser pursuant to the Offer.  Subject to Section 6.1, none of the foregoing resolutions have been subsequently withdrawn or modified in a manner adverse to Parent.  This Agreement has been duly executed and delivered by the Company and the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and assuming the Merger is consummated in accordance with Section 251(h) of the DGCL, except for filing the certificate of merger with the Secretary of State pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions.  Assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.19.                     Section 203 of the DGCL Not Applicable.  The restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are inapplicable to the execution, delivery and performance of this Agreement and the Tender and Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.20.                     Non-Contravention; Consents.

(a)                                 Assuming compliance with the applicable provisions of the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the rules and regulations of the NYSE and applicable securities laws, and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (ii) cause a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under, or give rise to any right of purchase, termination, amendment, acceleration or cancellation under, any Material Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the rules and regulations of the NYSE and applicable securities laws, and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.21.                     Opinions of Financial Advisors.  On or prior to the date of this Agreement, Jefferies LLC and Centerview Partners, LLC have delivered to the Company Board separate opinions (each, an “Opinion” and together, the “Opinions”) to the effect that, as of the date of such Opinions and based on and subject to the limitations, qualifications, assumptions and matters set forth in such Opinions, the cash consideration to be received in the Offer and the Merger (taken together as a single integrated transaction) by the holders of Shares (other than (a) Parent, Purchaser and their respective Affiliates, (b) Company Restricted Stock Awards to be treated in accordance with Section 2.8(b), (c) Dissenting Shares to be treated in accordance with Section 2.7 and (d) Excluded Shares to be canceled in accordance with Section 2.5(a)(i) and 2.5(a)(ii)) is fair, from a financial point of view, to such holders.  A signed copy of each Opinion shall be delivered to Parent as soon as practicable after delivery thereof to the Company Board for informational purposes only (it being understood that such Opinions are for the benefit of the Company Board and may not be relied upon by Parent, Purchaser or their respective Affiliates).

3.22.                     Brokers and Other Advisors.  Except for Citigroup Global Markets Inc., Jefferies LLC and Centerview Partners, LLC, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.23.                     Affiliate Transactions.  No Company Related Party (a) is a party to any Contract with or binding upon any Acquired Corporation (other than Employee Plans and commercial agreements entered into on arm’s length terms by any Acquired Corporation in the ordinary course of business) or any of their respective properties or assets or (b) has any material interest in any property used by any Acquired Corporation or (c) has engaged in any transaction with any

Acquired Corporation since the Applicable Date, in each case of clauses (a), (b) and (c), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

3.24.                     No Other Representations or Warranties.  Except for the representations and warranties contained in Section 4 as of the date of this Agreement, the Company acknowledges and agrees that none of Parent, Purchaser, the Guarantors or any other Person on behalf of Parent, Purchaser, or the Guarantors makes any express or implied representation or warranty with respect to any information provided or made available to the Company or any of its Representatives in connection with the Transactions, including the accuracy or completeness of any such information.  Except for the representations and warranties contained in Section 4, the Company expressly disclaims reliance on any information, statements, data or other material, including the accuracy and completeness thereof, without regard to format or presentation including any written or oral representation of Parent, Purchaser or the Guarantors or made on behalf of Parent, Purchaser or the Guarantors by any Person.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1.                            Due Organization.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Parent and Purchaser has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except for any such failure that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Purchaser is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business or the character or location of the assets owned or used by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments, as in effect on the date of this Agreement.  Each of the foregoing documents is in full force and effect, and none of Parent or Purchaser is in violation of any of the foregoing documents in any material respect.

4.2.                            Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental to the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to Purchaser’s formation.  Either Parent or a wholly-owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.  All of the outstanding capital stock or other voting securities of, or ownership interests in,

Red Holdings and Green Holdings is owned by the Purchaser, directly or indirectly, beneficially and of record, free and clear of all Encumbrances (other than Permitted Encumbrances) and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

4.3.                            Authority; Binding Nature of Agreement.  Parent and Purchaser have all necessary corporate power and authority to enter into, deliver and to perform their obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and their respective boards of directors (subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, which shall occur immediately following the execution and delivery of this Agreement).  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions (subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, which shall occur immediately following the execution and delivery of this Agreement).  Assuming due authorization, execution and delivery by the Company, this Agreement is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles.

4.4.                            Non-Contravention; Consents.

(a)                                 Assuming compliance with the applicable provisions of the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the rules and regulations of the NYSE and applicable securities laws, and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (ii) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (iii) require any consent or notice under, conflict with, result in a breach of, or constitute a default under, or give rise to any right of purchase, termination, amendment, acceleration or cancellation under, any material Contract to which Parent or Purchaser are party or bound by, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Schedule 6.2(c), the rules and regulations of the NYSE and applicable securities laws, and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those filings, notifications, approvals, notices or Consents the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5.                            Disclosure.  None of the Offer Documents will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Offer Documents or necessary in order to make the statements in the Offer Documents, in light of the circumstances under which they were made, not misleading.  Notwithstanding any other provision hereof, neither Parent nor Purchaser makes any representation or warranty with respect to statements made or incorporated by reference in the Offer Documents directly or indirectly based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.  None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 14D-9 or necessary in order to make the statements in the Schedule 14D-9, in light of the circumstances under which they were made, not misleading.

4.6.                            Absence of Litigation.  There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served against Parent or Purchaser, other than (a) any Legal Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against Parent or Purchaser arising out of the Merger or in connection with the Transactions (except as it relates to breaches by Parent or Purchaser of this Agreement).  To the knowledge of Parent or Purchaser, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7.                            Funds.  As of the date of this Agreement, assuming (a) the accuracy in all material respects of the representations and warranties set forth in Section 3 and (b) the performance in all material respects by the Acquired Corporations of the covenants and agreements contained in Section 5.2, the proceeds contemplated by the Financing Commitments (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount flex) provided under the Debt Commitment Letters and the Redacted Fee Letters), will in the aggregate be sufficient for Parent and Purchaser to pay all amounts required to be paid by Parent or Purchaser pursuant to Section 1 and Section 2 and any other amounts required to be paid by Parent or

Purchaser in connection with the consummation of the Transactions, including the payment of all related fees and expenses (such amount collectively, the “Required Amount”).

4.8.                            Ownership of Shares.  None of Parent, Purchaser or any of their respective “affiliates” or “associates” is, or has been at any time since the Applicable Date, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL).  None of Parent, Purchaser, any Investor (as defined in the Equity Financing Commitment) or any Person who controls such Investor owns any Shares.

4.9.                            Solvency.  Neither Parent nor Purchaser is entering into this Agreement with the intent to hinder, delay or defraud either their present or future creditors.  Assuming satisfaction or waiver of the conditions to Parent’s and Purchaser’s obligations to consummate the Offer and the Merger and the accuracy in all material respects of the representations and warranties of the Company set forth in Section 3, immediately after giving effect to all of the Transactions contemplated by this Agreement, including the payment of the aggregate Offer Price and Merger Consideration, and any other repayment or refinancing of debt that may be contemplated in this Agreement or the Financing Commitments and payment of any other components of the Required Amount, the Surviving Corporation will be Solvent as of the Offer Acceptance Time and the Effective Time.

4.10.                     Non-Reliance; Acknowledgement by Parent and Purchaser.

(a)                                 Neither Parent nor Purchaser is relying or has relied on any of the information, materials or data referred to in Section 4.10(b) or any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 and in the Tender and Support Agreement.  Each of Parent and Purchaser acknowledges and agrees that (i) the representations and warranties of the Company in Section 3 constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and (ii) neither Parent nor Purchaser has relied upon, and the Acquired Corporations specifically disclaim, any other representations and warranties of any kind or nature whether express, implied or statutory made by or on behalf of the Acquired Corporations.

(b)                                 In entering into this Agreement, Parent and Purchaser have relied solely upon their own investigation and analysis and the representations and warranties contained in Section 3 and in the Tender and Support Agreement.  Parent and Purchaser have been given access to and an opportunity to examine such documents, materials and information concerning the Acquired Corporations as Parent and Purchaser have deemed necessary or advisable in order to reach an informed decision as to the decision to enter into this Agreement and consummate the Transactions.  In connection with such due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders and Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received or been provided access to and may continue to receive or be provided access to (including in any “data rooms”) after the date of this Agreement from the Company, the other Acquired Corporations, and their respective Affiliates, stockholders and Representatives, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations.

Parent and Purchaser acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect to such matters unless any such information is expressly included in a representation or warranty contained in Section 3.  Each of Parent and Purchaser acknowledges and agrees that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in Section 3.

4.11.                     Brokers and Other Advisors.  No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their respective Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser.

4.12.                     Limited Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and the other obligations specified therein, up to the aggregate amount set forth therein (the “Limited Guarantee”).  The Limited Guarantee is (a) a legal, valid and binding obligation of the Guarantors, (b) enforceable against the Guarantors in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles, and (c) in full force and effect.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Limited Guarantee.

4.13.                     Financing.

(a)                                 Parent and Purchaser have delivered to the Company true, correct, complete and unredacted copies of (i) executed debt commitment letters, including all annexes, exhibits, schedules and other attachments thereto (the “Red Debt Commitment Letters”), pursuant to which the lenders party thereto have agreed to provide debt financing in the amounts set forth therein, (ii) an executed debt commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Green Debt Commitment Letter” and, together with the Red Debt Commitment Letters, the “Debt Commitment Letters”), pursuant to which the lenders party thereto have agreed to provide debt financing in the amounts set forth therein (the debt financing contemplated by the Red Debt Commitment Letters and the Green Debt Commitment Letter, the “Debt Financing”), and (iii) an executed equity commitment letter from the Guarantors, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Financing Commitment” and, together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which the Guarantors have committed to provide equity financing to Parent in an amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the

“Financing”).  Parent and Purchaser have also delivered to the Company true, correct and complete copies of the fee letters relating to the Debt Financing, in which the only redactions are the fee amounts, “flex” terms and other economic terms customarily redacted pursuant to merger agreements of this type, and such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability or termination of the applicable Debt Commitment Letter or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Required Amount (collectively, the “Redacted Fee Letters”).

(b)                                 As of the date of this Agreement, none of the Financing Commitments (i) have been withdrawn, terminated or rescinded in any respect or (ii) have been amended or modified, and, to the knowledge of each of Parent and Purchaser, the respective commitments contained therein have not been withdrawn or rescinded, nor, to the knowledge of each of Parent and Purchaser, is any such amendment, modification, withdrawal or rescission currently contemplated other than any amendment or modification to any Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed such Debt Commitment Letter as of the date of this Agreement.  As of the date of this Agreement, the Financing Commitments are (i) in full force and effect and constitute the legal, valid and binding obligation of Parent, in the case of the Equity Financing Commitment, Red Holdings, in the case of the Red Debt Commitment Letters, and Green Holdings, in the case of the Green Debt Commitment Letter, and, to the knowledge of each of Parent and Purchaser, the other parties thereto, and (ii) enforceable in accordance with their respective terms against Parent, in the case of the Equity Financing Commitment, Red Holdings, in the case of the Red Debt Commitment Letters, and Green Holdings, in the case of the Green Debt Commitment Letter, and, to the knowledge of each of Parent and Purchaser, each of the other parties thereto, in each case, except to the extent enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and/or other laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

(c)                                  There are no conditions precedent related to the funding or investing, as applicable, of the amount of the Financing required to pay the Required Amount, other than as expressly set forth in the Financing Commitments and the unredacted portions of the Redacted Fee Letters, each in the form delivered.  Other than the Financing Commitments and the unredacted portions of the Redacted Fee Letters, there are no other Contracts, arrangements or side letters to which Purchaser or any of its Affiliates is a party related to the funding or investing, as applicable, of the amount of the Financing required to pay the Required Amount that would (i) impair the enforceability of any of the Financing Commitments, (ii) reduce the aggregate amount of any portion of the Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (iii) impose new or additional conditions precedent to the Financing, (iv) otherwise adversely modify any of the conditions precedent to the Financing or (v) reasonably be expected to prevent, impair or delay the consummation of the Financing.

(d)                                 As of the date of this Agreement, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default of Parent, Purchaser, Red Holdings or Green Holdings or, to the knowledge of each of Parent and Purchaser, any other parties thereto under the Financing Commitments or would otherwise be reasonably likely to result in any portion of the Financing necessary to pay the Required Amount to be unavailable, other than any such default or breach that has been irrevocably waived by the lenders providing the Debt Financing or otherwise cured in a timely manner by Parent, Purchaser, Red Holdings and/or Green Holdings, as applicable, to the satisfaction of such lenders, (ii) neither Parent nor Purchaser is aware of any fact, event or other occurrence that makes any of the representations or warranties of each of Parent, Purchaser, Red Holdings and Green Holdings in any of the Financing Commitments inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Annex I, neither Parent nor Purchaser has any reason to believe that any of the conditions precedent set forth in the Financing Commitments will fail to be timely satisfied or that the Required Amount will not be available at the Offer Closing.

(e)                                  Purchaser has fully paid, or caused to be paid, any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement and will continue to pay in full, or cause to be paid, any such amounts required to be paid pursuant to the terms of the Financing Commitments as and when they become due and payable on or prior to the Closing Date.

(f)                                   Notwithstanding anything to the contrary contained herein, the Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

SECTION 5.                         CERTAIN COVENANTS OF THE COMPANY

5.1.                            Access and Investigation.  During the Pre-Closing Period, upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives (including the sources of Debt Financing) with reasonable access during the Company’s normal business hours to the Company’s Representatives, personnel, assets, books, records, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.  Any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations, in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations.  Such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent, which may be given or withheld in its sole discretion.  Nothing in this Agreement shall require any of the Acquired Corporations to disclose any information to Parent if the Company determines, in the Company’s reasonable discretion after consultation with outside legal counsel, that doing so is reasonably likely to: (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have used commercially reasonable efforts to cooperate with Parent to permit disclosure of such information on a basis that does not waive such privilege); or (ii) contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which an Acquired Corporation or its Affiliate is a party, provided that the Company shall have used commercially reasonable efforts to obtain the consent of any applicable third-party to provide such information).  Any information referred to in clause (i) above that is so disclosed shall be disclosed subject to execution of a joint defense agreement in customary form.  In addition, disclosure may be limited to external counsel for Parent, to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.  With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

5.2.                            Operation of the Acquired Corporations’ Business.

(a)                                 During the Pre-Closing Period, the Company shall, and shall cause each Acquired Corporation to, conduct in all material respects its business and operations in the ordinary course, and use commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key suppliers and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice, except: (i) as expressly required or permitted under this Agreement; (ii) as required by applicable Legal Requirements; (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that with respect to Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(v), 5.2(b)(xiii), 5.2(b)(xv), 5.2(b)(xvi) and, solely with respect to the foregoing, 5.2(b)(xvii), Parent’s consent shall be given, conditioned or withheld in its sole discretion; or (iv) as set forth in Part 5.2 of the Company Disclosure Letter.

(b)                                 During the Pre-Closing Period, except (w) as expressly required or permitted under this Agreement, (x) as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that with respect to Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(v), 5.2(b)(xiii), 5.2(b)(xv), 5.2(b)(xvi) and, solely with respect to the foregoing, 5.2(b)(xvii), Parent’s consent shall be given, conditioned or withheld in its sole discretion, or (z) as set forth in Part 5.2 of the Company Disclosure Letter, the Acquired Corporations shall not:

(i)                                    (1) establish a record date for, declare, accrue, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution in respect of any shares of its capital stock (including the Shares), other than dividends paid by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary of the Company, or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) repurchases or reacquisitions of Shares outstanding as of the date of this Agreement pursuant to the Company’s obligations (under written commitments in effect as of the date of this Agreement) to purchase or reacquire Shares held by a Company Associate upon termination of such associate’s employment or engagement by the Company; (B) obligations to repurchase Company Stock Awards (or shares of capital stock issued upon the exercise or vesting of Company Stock Awards) outstanding on the date of this Agreement (in cancellation of Company Stock Awards) pursuant to the terms of any such Company Stock Award (in effect as of the date of this Agreement) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by any Acquired Corporation; or (C) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards;

(ii)                                split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii)                            sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation (other than pursuant to agreements in effect as of the date of this Agreement and except for transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company) of: (A) any capital stock, equity interest or other security of the Acquired Corporations; (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Corporations; or (C) any instrument convertible into or exchangeable for, relating to the value of, or evidencing the right to subscribe for any capital stock, equity interest or other security of the Acquired Corporations.  Notwithstanding the foregoing, the Company may: (Y) issue Shares as required to be issued upon the exercise of Company Options and the vesting of other Company Stock Awards in accordance with the terms of such Company Stock Awards; and (Z) pay amounts payable in respect of the Company Cash Awards in accordance with the terms of such Company Cash Awards;

(iv)                             except as contemplated by Section 6.3 or as required under any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (B) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (C) grant any employee, officer or director any increase in compensation, bonuses or other benefits, or (D) terminate any employee at or above the vice president or equivalent level, other than for cause, or hire any employee at or above the vice president or equivalent level. Notwithstanding the foregoing, an Acquired Corporation may provide increases in salary, wages or benefits (excluding issuances of equity awards) as required pursuant to the terms of any Employee Plan or other written agreement, in each case, in effect on the date of this Agreement, or in the ordinary course of business consistent with past practice (y) in connection with promotions or merit increases in the ordinary course of business consistent with past practice for employees below the level of vice president and (z) to make and determine annual or quarterly bonus payments, commissions and other short- or long-term cash incentive awards in the ordinary course of business consistent with past practice for employees below the level of vice president;

(v)                                 amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company or other charter or organizational documents of the other Acquired Corporations;

(vi)                             make or authorize any capital expenditure other than any capital expenditures that: (A) are provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, do not exceed $500,000 individually or $1,500,000 in the aggregate during any fiscal quarter;

(vii)                         acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material asset or property (except, in the case of any of the foregoing: (A) in the ordinary course of business consistent with past practice; (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations; (C) as provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement or when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, does not exceed $500,000 individually and $1,500,000 in the aggregate during any fiscal quarter; or (D) for transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company);

(viii)                     lend money or make capital contributions or advances to or make investments in, any Person, or incur, prepay, refinance or guarantee any Indebtedness (except for: (a) loans, capital contributions, advances or investments between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; (b) borrowings of not more than $500,000 in the aggregate; or (c) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business);

(ix)                             amend or modify in any material respect, waive any rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract that occurs automatically), replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date of this Agreement would have been a Material Contract;

(x)                                 settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim).  Notwithstanding the foregoing, an Acquired Corporation may settle, release, waive or compromise any such Legal Proceeding or other claim that both: (A) does not relate to any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors, officers or stockholders relating to the Transactions or a breach of this Agreement or any other agreements contemplated by this Agreement; and (B) either (1) results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $1,000,000 in the aggregate (excluding any settlements made under the following clause (2)), (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation and the payment of monies by the Acquired Corporations that are not more than $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies), or (3) that results in no monetary obligation of any Acquired Corporation or the Acquired Corporation’s receipt of payment and does not involve any material injunctive or equitable relief or impose material restrictions on the business activities of or result in any other reputational harm to any Acquired Corporation.  Notwithstanding the foregoing, the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors, officers or stockholders relating to the Transactions or a breach of this Agreement or any other agreements contemplated in this Agreement shall be subject to Section 6.5;

(xi)                             enter into, modify or terminate any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements or the terms of any existing collective bargaining agreement or other existing agreement with any labor organization);

(xii)                         make any material change in financial or Tax accounting policies, practices, principles, methods, elections or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Legal Requirements, file any amendment to a federal, state, or non-U.S. income Tax Return or any other Tax Return, settle any claim or assessment in respect of material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, to the extent any of the foregoing actions would reasonably be expected to have a material adverse impact on an Acquired Corporation or the Surviving Corporation;

(xiii)                     adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations (other than the Merger);

(xiv)                      enter into any new line of business outside the existing business of the Acquired Corporations as of the date of this Agreement;

(xv)                          enter into or adopt any “poison pill” or similar stockholder rights plan, in each case, applicable to the Offer, Merger and the other Transactions;

(xvi)                      make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any Person or any division thereof, make any investment in any interest in any Person, except in the ordinary course of business (which for the avoidance of doubt and without limitation of the foregoing shall be deemed to include any acquisition of inventory in the ordinary course of business and normal investing activity), if the aggregate amount of consideration paid or transferred by the Acquired Corporations in connection with all such transactions would exceed $1,000,000 or otherwise merge or consolidate with any other Person; or

(xvii)                  authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses “(i)” through “(xvi)” of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3.         No Solicitation.

(a)           Except as permitted by this Section 5.3, during the Pre-Closing Period, the Acquired Corporations shall not, and shall direct their Representatives not to: (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (and promptly (and in any event within three (3) business days) following execution of this Agreement, the Acquired Corporations shall request that such Persons deliver to the Company or destroy all copies of, studies based upon and any extracts or summaries from, any non-public information of the Acquired Corporations in such Person’s possession or control); (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into or agree to enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.  Without limiting the foregoing, the Parties hereby acknowledge and agree that a breach in any material respect of the restrictions in this Section 5.3 applicable to the Company by any of the Company’s Representatives, to the extent acting at the Company’s direction, shall be deemed to be a breach of this Section 5.3 by the Company.

(b)           If, at any time on or after the date of this Agreement and prior to the Offer Acceptance Time, any Acquired Corporation or any of their Representatives receives an unsolicited bona fide Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any breach in any material respect of this Section 5.3: (i) the Company and its Representatives may contact such Person or group of Persons or their Representatives solely to clarify the terms and conditions of such Acquisition Proposal; and (ii) if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, and, after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information, but excluding any non-public information of or about any Parent Related Party) with respect to the Acquired Corporations to the Person or group of Persons that has made such Acquisition Proposal (and their respective Representatives), it being agreed that the Company shall concurrently provide to Parent (or give Parent access to) any non-public information concerning the Acquired Corporations that is provided to (or for which access is provided to) any such Person and which was not previously provided or made available to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons and their respective Representatives making such Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to modify, waive, amend or release any existing standstill obligations owed by any Person to the Acquired Corporations that prohibit such Person from making, or requesting a modification, waiver or amendment to make, an Acquisition Proposal from and after the date of this Agreement.

(c)           Following the date of this Agreement, the Company shall: (i) promptly (and in any event within one (1) business day after knowledge of receipt by an executive officer or director of the Company) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation; (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal (including a copy thereof and any financing commitment papers submitted therewith, if such Acquisition Proposal is in writing), and the identity of the Person or group of Persons making such Acquisition Proposal; and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis (and the Company shall as promptly as practicable after the receipt thereof (and in any event within one (1) business day) provide Parent with copies of any written materials relating to such Acquisition Proposal or any material change to the financial or other material terms and conditions thereof).

(d)           Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed a Company Adverse Change Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Board Recommendation) or (iii) making any disclosure to the stockholders of the Company (A) that is required by applicable Legal Requirements or (B) if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; provided, however, that this Section 5.3(d) shall not be deemed to permit the Company or the Company Board or any committee thereof to effect a Company Adverse Change Recommendation.

SECTION 6.                         ADDITIONAL COVENANTS OF THE PARTIES

6.1.         Company Board Recommendation.

(a)           Subject to Section 6.1(b), the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.  Subject to Section 6.1(b), during the Pre-Closing Period, neither the Company Board nor any committee of the Company Board shall: (i) (A) withdraw, qualify, modify or amend, or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation, (B) approve, endorse, recommend or declare advisable, or publicly propose to approve, endorse, recommend or declare advisable, any Acquisition Proposal, or (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Acquisition Proposal has been made public or the Company Board has made a disclosure to the stockholders of the Company pursuant to Section 5.3(d), fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three (3) business days prior to the then-scheduled Expiration Date or ten (10) business days after Parent requests in writing such reaffirmation with respect to such Acquisition Proposal (provided, however, that Parent may make such request only once with respect to such Acquisition Proposal unless (1) such Acquisition Proposal is subsequently publicly modified in any material respect, or (2) the Company subsequently makes a disclosure pursuant to Section 5.3(d) with respect to such Acquisition Proposal, in which case Parent may make such request once each time such modification or disclosure is made) (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); or (ii) approve, endorse, recommend or declare advisable, or propose to approve, endorse, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into as contemplated by Section 5.3(b)).

(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i)            if the Company has received a bona fide written Acquisition Proposal that did not result from any breach in any material respect of Section 5.3 from any Person that has not been withdrawn and, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, then: (x) the Company Board may make a Company Adverse Change Recommendation; or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer.  As a condition of electing either option (x) or (y) of the preceding sentence:  (A) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to elect such option would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not itself constitute a Company Adverse Change Recommendation or termination); (C) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 5.3(c) and the basis for determining that such Acquisition Proposal would constitute a Superior Offer; (D) the Company shall have provided Parent four (4) business days after the Determination Notice to propose revisions in writing to the terms of this Agreement, the Financing Commitments and the Limited Guarantee or make another proposal (which revisions or other proposal, if accepted by the Company, would be legally binding) so that such Acquisition Proposal would cease to constitute a Superior Offer and would no longer necessitate a Company Adverse Change Recommendation; (E) if requested by Parent, the Acquired Corporations shall have made their Representatives available to discuss with Parent’s Representatives any such revisions or other proposal during such four (4) business day period and (F) after giving effect to such revisions or proposals made by

Parent, if any, after consultation with outside legal counsel and financial advisors, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that, after consultation with outside legal counsel, the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would continue to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements.  The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be references to two (2) business days; and

(ii)           other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice (which notice shall not itself constitute a Company Adverse Change Recommendation) at least four (4) business days prior to making any such Company Adverse Change Recommendation; (C) the Company shall have specified the Change in Circumstance in reasonable detail; (D) the Company shall have provided Parent four (4) business days after the Determination Notice to propose revisions in writing to the terms of this Agreement, the Financing Commitments and the Limited Guarantee or make another proposal (which revisions or other proposal, if accepted by the Company, would be legally binding) so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation; (E) if requested by Parent, the Acquired Corporations shall have made their Representatives available to discuss with Parent’s Representatives any such proposed revisions or other proposal during such four (4)  business day period and (F) after giving effect to the revisions or other proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would continue to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements.  The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be references to two (2) business days.

6.2.         Filings, Consents and Approvals.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the End Date.  Such actions shall include: (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings; (ii) the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (iii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)           By way of illustration and not limitation, the Parties shall promptly (or shall cause their respective Subsidiaries to): (i) take all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions; (ii) obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws; and (iii) take all actions and steps to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the End Date. Such actions and steps shall include: (x) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent, Purchaser, the Company or any of their respective Subsidiaries; and (y) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of Parent, Purchaser, the Company or any of their respective Subsidiaries.  Notwithstanding the foregoing, the Company and the Acquired Corporations shall be required to take or commit to take any such action, or agree to any such condition or restriction, only if such action, commitment, agreement, condition or restriction is binding on the Company and the Acquired Corporations solely if the Closing occurs.  The Parties shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.  Notwithstanding the foregoing, any such litigation shall in no way limit the obligation of Purchaser and Parent to take all actions and steps to eliminate each and every impediment identified in this Agreement.

(c)           Subject to the terms and conditions of this Agreement, the Company shall (and shall cause its Subsidiaries, if applicable, to), on the one hand, and Parent and Purchaser shall (and shall procure its controlling Persons, if applicable, to), on the other hand: (i) promptly, but in no event later than seven (7) business days after the date of this Agreement, make, or have made, an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions;  (ii) as soon as reasonably practicable, after the date of this Agreement, make, or have made, all other filings, notifications or other consents as may be required to be made or obtained under foreign Antitrust Laws in those jurisdictions identified in Schedule 6.2(c); and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d)           Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall use its reasonable best efforts to: (i) cooperate (and, in the case of the Company, cause its Subsidiaries to, and in the case of Parent and Purchaser, procure that its controlling Persons cooperate) in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions; (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding; (v) subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, promptly furnish the other Party with copies of all correspondence from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than Item “4(c)” and “4(d)” documents as those terms are used under the HSR Act); (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding; and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.  Each Party shall (and in the case of Parent and Purchaser, shall procure its controlling Persons to) supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement.  Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws.  Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or withdraw any notification filed under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other.

(e)           Without the prior written approval of the Company, prior to the Closing, Parent and Purchaser, excluding any Affiliates other than Subsidiaries, shall not, and shall not encourage or direct any Affiliates to, negotiate, effect or agree to any business combination

(whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that may compete with any of the products sold or in development by the Acquired Corporations, or which business combination or acquisition could reasonably be expected to prevent, impair or materially delay consummation of the Transactions.

6.3.         Employee Benefits.  Subject to the terms of any Collective Bargaining Agreement, for a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Acquired Corporations who are employed by any Acquired Corporation as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Affiliate of the Surviving Corporation) during such one (1) year period (the “Continuing Employees”) (i) base salary, base wages, annual cash bonus opportunities and commission opportunities each on a basis no less favorable than that in effect immediately prior to the execution of this Agreement, and (ii) other benefits that are substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the execution of this Agreement (excluding remuneration covered in clause (i) of this sentence and equity compensation and long-term cash incentive opportunities).  Without limiting the foregoing:

(a)           Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit accrual and vesting under Parent employee benefit plans and arrangements with respect to his or her length of service with the Company (and its subsidiaries and predecessors) prior to the Closing Date. Such service shall not be recognized (i) to the extent that such recognition would result in the duplication of benefits for the same period of service or (ii) for purposes of any plan or arrangement that is grandfathered or frozen, provided, that if any such plan is grandfathered or frozen in part, the Continuing Employees shall be credited with prior service for purposes of participation in such plan with respect to the portion(s) of such plan that is not so grandfathered or frozen.

(b)           With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its controlled Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and subject to applicable Legal Requirements.

(c)           With respect to any severance plans or policies, Parent shall, or shall cause the Surviving Corporation to, honor and assume the Company’s severance plans or policies in which any Continuing Employees are eligible to participate, as in effect immediately prior to the Effective Time, subject to the terms of such plans or policies.

(d)           Parent agrees that each Continuing Employee shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent that such Continuing Employee was eligible to participate under the applicable Acquired Corporation’s health and welfare benefit plans immediately prior to the Effective Time).

Notwithstanding the foregoing: (i) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any Surviving Corporation health or welfare benefit plan at any time; and (ii) if Parent or the Surviving Corporation terminates a Surviving Corporation health or welfare benefit plan, then each Continuing Employee shall be eligible to participate in Parent’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time.  To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the Surviving Corporation, then Parent shall use its commercially reasonable efforts to: (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time; and (B) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.  Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(e)           With respect to each of the Company’s bonus plans or programs set forth in Part 3.5 of the Company Disclosure Letter, Parent shall, or shall cause the Surviving Corporation to, honor and assume each such plan or program, in each case, as in effect immediately prior to the Effective Time.

(f)            Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing in this Section 6.3 shall preclude the Surviving Corporation from terminating the employment of any employee of the Surviving Corporation or any of its Subsidiaries for any lawful reason.

(g)           The provisions of this Section 6.3 are solely for the benefit of the Parties.  No provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise.  In addition, no current or former employee or any other individual associated with the Parties shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions of this Agreement or confer upon such individual the right to continue employment with Parent, the Surviving Corporation or their respective Subsidiaries following the Effective Time, or interfere with any right or ability of Parent, the Surviving Corporation or their respective Subsidiaries to terminate the employment of any employee for any reason or no reason following the Effective Time.

6.4.         Indemnification of Officers and Directors.

(a)           All rights to indemnification, advancement of expenses and exculpation by the Company or any other Acquired Corporation existing in favor of the Indemnified Persons for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation, bylaws and other charter and organizational documents of the applicable Acquired Corporation and as provided in any indemnification agreements between the Acquired Corporations and said Indemnified Persons in effect as of the date of this Agreement, shall survive the Merger.  All such rights and entitlements shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time, and any claim made requesting indemnification or advancement of expenses pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.4(a) and the rights provided under Section 6.4(b) until disposition of such claim.  From the Effective Time until the sixth (6th) anniversary of the Effective Time, the certificate of incorporation, bylaws and other charter and organizational documents of the Surviving Corporation and each of the other Acquired Corporations shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Effective Time, Indemnified Persons, than are presently set forth in the certificate of incorporation, bylaws and other charter and organizational documents of the Surviving Corporation and each of the other Acquired Corporations, as amended through the Effective Time. From the Effective Time until the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any such individuals under such certificate of incorporation, bylaws or other charter or organizational documents.

(b)           From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (i) a director or officer of an Acquired Corporation or (ii) serving at the request of an Acquired Corporation as an officer or director of another Person, in each case of clauses (i) and (ii), at or prior to the Effective Time.  Such indemnification and hold harmless provisions shall apply to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions.  Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, advance out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.4(b), subject to the execution by such Indemnified Persons of unsecured undertakings in favor of the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.4(b).

(c)           From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, and shall cause the other Acquired Corporations to maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the date of this Agreement for the benefit of the Indemnified Persons currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors or officers of the Acquired Corporations or another Person at the request of an Acquired Corporation (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy.  Unless the Company has purchased a “tail” policy in accordance with this Section 6.4(c), Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms and conditions, including with respect to coverage, amounts, deductibles and exclusions that are, individually and in the aggregate, no less favorable to any Indemnified Person.  For the avoidance of doubt, Parent shall not substitute any “tail” policy purchased by the Company in accordance with this Section 6.4(c).  In no event shall Parent or the Surviving Corporation be required to expend an annual premium in any one (1) year in an amount in excess of 300% of the annual premium currently payable by the Acquired Corporations with respect to such current policy (the “Premium Cap”).  The Parties acknowledge and agree that if the annual premiums payable for such insurance coverage exceed the Premium Cap, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost equal to the Premium Cap.  Notwithstanding the foregoing or anything to the contrary in this Agreement, prior to the Effective Time, the Company may at its option elect to, and currently intends to, purchase a six (6)-year “tail” policy for each existing policy of the Acquired Corporations effective as of the Effective Time so long as the aggregate premium for all such “tail” policies do not exceed the Premium Cap.  If such “tail” policies have been obtained, they shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 6.4(c).  In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain all such “tail” policies in full force and effect for the full term of such policies and continue to honor the Surviving Corporation’s obligations thereunder.

(d)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

(e)           The provisions of this Section 6.4 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are: (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution, advancement of expenses or exculpation that any such Person may have by contract or otherwise.  Unless required by applicable Legal Requirement, this Section 6.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.5.         Securityholder Litigation; Notification of Certain Matters.  Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any Legal Proceedings brought by stockholders of the Company against the Company or its officers or directors relating to the Transactions and shall promptly notify Parent of any such Legal Proceedings and any material developments with respect thereto.  Notwithstanding the foregoing, where legally permissible and reasonably practicable, the Company shall give Parent and its counsel the right to review and comment on all material filings or responses to be made by the Company in connection with any such Legal Proceedings and give reasonable and good faith consideration to any such comments made by Parent and its counsel.  The Company shall also give Parent and its counsel the right to consult on the settlement, release, waiver or compromise of any such Legal Proceedings, and the Company shall in good faith take Parent’s views into account.  No such settlement, release, waiver or compromise relating to the Transactions shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except for settlements, releases, waivers or compromises that (a) relate to Legal Proceedings to which none of Parent, Purchaser, the Guarantors or their respective Affiliates are a party and (b) provide solely for (i) money damages and the payment of attorneys’ fees in an aggregate amount (together with all other settlements entered into pursuant to Section 5.2(b)(x) and this Section 6.5) not in excess of amounts equal to the dollar amount of the coverage limits for such settlement, release, waiver or compromise under the Acquired Corporations’ insurance and (ii) additional disclosure, if any, in the Schedule 14D-9 that does not disparage Parent, Purchaser, the Guarantors, the Acquired Corporations, the Surviving Corporation, any of their respective Affiliates or any of their respective businesses.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (A) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation, Purchaser or Parent, (B) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against such Party which relates to this Agreement or the Transactions, (C) any fact, event or circumstance that (1) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (2) is reasonably likely to result in the failure of any of the Offer Conditions or any of conditions set forth in Section 7 to be satisfied, and (D) any notice or other communication (whether written or oral) received by the Company from the Pension Benefit Guaranty Corporation within two (2) business days of receipt by the Company of any such notice or communication.  No such notification (or failure to provide such notification) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

6.6.         Additional Agreements.  Without limitation or contravention of the provisions of Sections 5.3, 6.1, 6.2 and 8.1, and subject to the terms and conditions of this Agreement, Parent,

Purchaser and the Company shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions necessary, appropriate or advisable to consummate the Offer and the Merger and make effective the other Transactions as promptly as reasonably practicable.  Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall: (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions; (ii) use reasonable best efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions; and (iii) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.

6.7.         Disclosure.  The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent.  Following such release, Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions.  Neither Parent nor the Company shall issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent.  Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in publicly available conference calls and in the Company SEC Documents and Offer Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) without the prior consent of the other Parties but subject to giving advance notice (and an opportunity to review and comment to the extent practicable) to the other Parties, a Party may issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Company Adverse Change Recommendation.

6.8.         Takeover Laws.  If any Takeover Law is or may become, or is or may purport to be, applicable to the Transactions, each of the Parties and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions (or refrain from taking such actions) as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by this Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.9.         Section 16 Matters.  To the extent necessary, the Company, and the Company Board, shall take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10.       Rule 14d-10 Matters.  Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, at a meeting duly called and held, the Compensation Committee of the Company Board (comprised solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) shall: (i) approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between an Acquired Corporation or any of its Affiliates and any of the officers, directors or employees of the Acquired Corporation that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee; and (ii) take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.11.       Financing.

(a)           Purchaser shall use commercially reasonable efforts, and shall cause Red Holdings and Green Holdings, as applicable, to use commercially reasonable efforts,  to take all actions and to do all things necessary to obtain the Financing on the terms and subject only to the conditions described in the Financing Commitments (including any market “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) negotiate definitive agreements on substantially the terms and subject only to the conditions (including the market “flex” provisions) contained in the applicable Debt Commitment Letters and related Redacted Fee Letters (or on other terms that, with respect to conditionality, are not less favorable to Red Holdings or Green Holdings, as applicable, than the terms and conditions (including market “flex” provisions) set forth in the applicable Debt Commitment Letters and related Redacted Fee Letters), (ii) satisfy or cause the satisfaction of all conditions applicable to Purchaser and its Affiliates in the Financing Commitments and the definitive agreements for the Financing or, if necessary or deemed advisable by Purchaser, seek the waiver of conditions applicable to Purchaser and its Affiliates contained in such Financing Commitments or such definitive agreements for the Financing, (iii) maintain in full force and effect the Financing Commitments in accordance with the terms thereof, (iv) satisfy on a timely basis all conditions to the Financing Commitments that are in Purchaser’s, Red Holdings’ or Green Holdings’ control, (v) in the event that all conditions in the Financing Commitments have been satisfied or waived, consummate the Financing as of the Offer Closing as required to occur pursuant to Section 1.1(h) (including by instructing the Debt Financing Sources and the other Persons providing the Financing to provide such Financing), (vi) enforce its rights under the Financing Commitments in the event of any breach thereof and (vii) otherwise comply with Parent’s, Purchaser’s, Red Holdings’ and Green Holdings’ covenants and other obligations under the Financing Commitments.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.11 shall require, and in no event shall the commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser to (A) seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (B) pay any material fees in excess of those contemplated by the Equity Financing Commitment or the Debt Commitment Letters and Redacted Fee Letters (including any market “flex” provisions contained therein).

(b)           In the event any portion of the Debt Financing necessary to pay the Required Amount becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated in the applicable Debt Commitment Letter and related Redacted Fee Letter, Purchaser shall use commercially reasonable efforts, as promptly as practicable, to obtain alternative debt financing in an amount sufficient, together with the amount of the Equity Financing and Debt Financing that remains available, to fund the Required Amount with terms and conditions (including market “flex” provisions) not less favorable to Purchaser or its Affiliates than the terms and conditions set forth in the applicable Debt Commitment Letter and related Redacted Fee Letter.  Purchaser shall deliver to the Company true and complete copies of the alternative debt commitment letters (including redacted fee letters (redacted solely to the same extent as the Redacted Fee Letters) related thereto) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  Purchaser shall deliver to the Company true and complete copies of the alternative debt commitment letters (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified, supplemented or replaced by this Section 6.11, (y) references to the “Debt Commitment Letters” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.11 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.11.

(c)           Purchaser shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing.  No such amendment, replacement, supplement, modification or waiver shall, without the prior written consent of the Company (i) reduce the aggregate amount of the Debt Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (ii) modify or expand upon any of the conditions precedent to the Debt Financing from those set forth in the Debt Commitment Letters, or add any new conditions precedent to the Debt Financing from those set forth in the Debt Commitment Letters, in each case in a manner that would reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing), (iii) be reasonably expected to prevent, impede or delay the availability of the Debt Financing, (iv) agree to any early termination of any Debt Commitment Letter (unless previously or simultaneously replaced with alternative financing to the extent necessary to fund the Required Amount) or (v) adversely impact the ability of Purchaser, Parent, Red Holdings or Green Holdings, as applicable, to enforce its rights against other parties to the Financing Commitments (collectively, the “Restricted Commitment Letter Amendments”).  Purchaser may, in any event, modify, supplement or amend any Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed such Debt Commitment Letter as of the date of this Agreement.  Purchaser shall promptly deliver to the Company a true and correct copy of any such amendment, replacement, supplement, modification, or waiver of or under the Debt Financing.

(d)           To the extent that Purchaser obtains alternative financing pursuant to Section 6.11(b) above, or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to Section 6.11(c), references to the “Financing” and “Financing

Commitments” as applicable (and other like terms in this Agreement, including, as applicable, “Debt Financing,” “Debt Commitment Letter” and “Redacted Fee Letter”) shall be deemed to refer to such alternative financing, or the Debt Financing as so amended, replaced, supplemented, modified or waived.  The representations, warranties, covenants and other restrictions of Purchaser, Parent, Red Holdings and Green Holdings, as applicable, contained in this Agreement and any other provisions herein with respect to the Financing and the Debt Commitment Letters shall apply equally to any replacement Debt Commitment Letters.

(e)           Upon request by the Company, Purchaser shall keep the Company reasonably informed on a timely basis (and in any event within two (2) business days after the date the Company delivers to the Purchaser a request) of the status of their efforts to obtain the Debt Financing and to satisfy the conditions thereof, including updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing, providing copies of the drafts posted to potential lenders and executed material definitive documents related to the Debt Financing and giving the Company prompt notice of any material adverse change with respect to the Debt Financing of which Purchaser becomes aware.  Without limiting the foregoing, Purchaser shall notify the Company promptly (and in any event within two (2) business days) if at any time prior to the Effective Time: (i) Purchaser obtains knowledge that any Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate any Financing Commitment, whether or not such attempted or purported termination is valid), (ii) Purchaser obtains knowledge of any breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment, (iii) Purchaser receives any written notice or other written communication from any Person with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments or any definitive agreement related thereto (including any proposal by any lender named in the Debt Commitment Letters to withdraw its commitments under such Debt Commitment Letter, terminate such Debt Commitment Letter or reduce the amount of financing or delay the timing of financing contemplated by such Debt Commitment Letter) or (B) material dispute or disagreement between or among any parties to the Financing Commitments or any definitive agreement related thereto, (iv) any Financing source (including any Debt Financing Source) refuses to provide or expresses to Purchaser, Red Holdings or Green Holdings in writing an intent to refuse to provide all or any portion of the Financing necessary to fund the Required Amount on the terms contemplated by the Financing Commitments, or (v)  Purchaser, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms contemplated by the Financing Commitments.

(f)            The Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to use their commercially reasonable efforts to provide, to Purchaser, Red Holdings and Green Holdings all cooperation reasonably requested by Purchaser, Red Holdings or Green Holdings in connection with causing the conditions precedent in the Debt Commitment Letters to be satisfied, or obtaining the Financing to the extent customary in connection with the arrangement of debt or equity financing similar to the Financing, including using commercially reasonable efforts in:

(i)            furnishing to Purchaser, Red Holdings, Green Holdings and the Debt Financing Sources as promptly as reasonably practicable any Required Financial Information;

(ii)           reasonably cooperating with the due diligence of any Debt Financing Source, to the extent customary and reasonable (it being understood and agreed that none of the Debt Commitment Letters or this Agreement contain a due diligence condition);

(iii)         assisting in preparation for and participating in marketing efforts for the Debt Financing (including a reasonable number of meetings and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, at reasonable times and locations to be mutually agreed), and assisting Purchaser, Red Holdings and Green Holdings in obtaining ratings in connection with the Debt Financing;

(iv)          assisting Purchaser, Red Holdings, Green Holdings and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents for use in connection with the Debt Financing, including reviewing and commenting on Purchaser’s draft of a business description to be included in marketing materials;

(v)           [reserved];

(vi)          as promptly as reasonably practicable, informing Purchaser if the Company or any of its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of or that includes the Required Financial Information in order for such financial statements to comply with GAAP;

(vii)        causing its independent auditors to provide, consistent with customary practice, reasonable assistance to Purchaser, Red Holdings and Green Holdings, including in connection with their preparation of pro forma financial statements and information;

(viii)       providing customary information to assist Purchaser, Red Holdings and Green Holdings in connection with the preparation of any pro forma financial information and pro forma financial statements of the Company and its Subsidiaries (including the Red Business and the Green Business) of the type required by paragraph (3) of Exhibit C to the Debt Commitment Letters, to be included in any confidential information memorandum or any other offering documents for the Debt Financing, or necessary or reasonably required by the Financing sources (including the Debt Financing Sources).  Neither the Company nor any of its Subsidiaries shall be required to (I) actually prepare any such pro forma financial information or (II) provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, fees and expenses relating to such debt and equity capitalization or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(ix)          executing and delivering as of (but not prior to) the Closing any customary pledge and security documents, customary supplemental indentures, customary currency or customary interest hedging arrangements, other customary definitive financing documents, or other customary certificates or customary documents as may be reasonably requested by Purchaser (including borrowing base certificates (executed by a continuing officer of the Company) for the Red Business prepared by the Purchaser (provided, that the Company shall use commercially reasonable efforts to provide customary information to assist Purchaser in connection with the preparation), customary certificates of the chief financial officer (or other executive officer), in each case, that is a continuing officer, of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letters) and otherwise reasonably facilitate the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the Debt Commitment Letters) (it being understood that such documents (A) will not take effect prior to the Closing and (B) shall not be required to be executed by any officer of the Company or any of its Subsidiaries unless such officer will be a continuing officer of the Company or one of its Subsidiaries after giving effect to the Closing);

(x)           providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources contemplated by the Debt Commitment Letters, including that the public side versions of such documents do not include material non-public information about the Company or the Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing; provided, that the Company is given a reasonable opportunity prior to execution to review and provide comments on such authorization letters and such information distributed to prospective lenders in connection therewith;

(xi)          prior to or at, and conditioned upon, the occurrence of the Offer Closing, arranging for customary payoff letters, lien terminations and instruments of discharge providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date;

(xii)        providing reasonable assistance in connection with (A) Purchaser’s, Red Holdings’ and Green Holdings’ financing sources (including the Debt Financing Sources) evaluation of the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, (B) collateral audits, appraisals and due diligence examinations and (C) the establishment of bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing (it being understood and agreed that the Company shall not be required to establish any such accounts or enter into blocked account agreements or lock box arrangements prior to the Closing); and

(xiii)       providing at least three (3) business days prior to the Offer Closing all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R § 1010.230), in each case to the extent requested in writing at least nine (9) days in advance of the Offer Closing.

(g)           Notwithstanding anything to the contrary in this Agreement: (i) nothing shall require such cooperation as described in this Section 6.11 to the extent it would, in the Company’s reasonable judgment, unreasonably interfere with the business or operations of the Company or its Subsidiaries or conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Legal Requirements or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any material Contract to which the Company or its Subsidiaries is a party if such action would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, (ii) in no event shall the Company or any of its Subsidiaries be required prior to the Effective Time to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement (other than customary representation letters and authorization letters referred to above), incur any other liability or obligation (other than in connection with customary representation letters and authorization letters referred to above), make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, in each case, that would not be reimbursed or indemnified by Parent or Purchaser, (iii) neither of the Company nor any of its Subsidiaries nor any Persons who are directors of the Company shall be required to, or be required to commit to, (A) take any action that is not contingent upon the Closing or enter into or execute any agreement or document that is effective prior to the Closing, in each case other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letters, (B) require any of its directors to approve or adopt any Financing or agreements related thereto prior to the Effective Time (and no such directors that shall not be continuing directors shall be required to take such action), (C) take any action that would result in any officer, director or other Representative of the Company or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters relating to the Financing or (D) deliver or cause the delivery of any legal opinions necessary for the Financing and (iv) nothing shall require such cooperation as described in this Section 6.11 to the extent it would require preparation of information with respect to any segment, division or line of business of the Company and its Subsidiaries (including the Red Business and the Green Business) unless the Company or its Subsidiaries prepares such information in the ordinary course of business or such information is reasonably available from the Company’s or its Subsidiaries’ books and records. The Company shall be permitted a reasonable period to comment on any confidential information memorandum, offering memorandum, prospectus or other marketing document circulated to potential financing sources.  It is understood that the Purchaser does not have an independent right to demand a restatement of the financial statements for marketing purposes.

(h)                                 Purchaser (i) shall, upon request by the Company, promptly reimburse the Company for its reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (A) reasonable attorney’s fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents and participating in any meetings) incurred by the Company or any of its Subsidiaries or Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.11 and (ii) shall indemnify and hold harmless the Company and its Subsidiaries, Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 6.11 at the request of Purchaser, in each case of clauses (i) and (ii), except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or Representatives (clauses (i) and (ii), collectively, the “Reimbursement and Indemnification Obligations”). Any information provided pursuant to this Section 6.11 shall be used by Parent, Red Holdings, Green Holdings and the Debt Financing Sources in accordance with the confidentiality provisions set forth in the Debt Commitment Letters (it being understood and agreed that the information provided pursuant to this Section 6.11 may be provided to potential lenders in connection with the Debt Financing who have agreed to keep such information confidential, including pursuant to a customary confidentiality undertaking contained in marketing materials for the Debt Financing, a customary “click through” confidentiality undertaking or otherwise).

(i)                                    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.  Parent and Purchaser shall, and shall cause the Debt Financing Sources and their respective affiliates and Representatives to, use such logos in a manner that is not intended to and is not reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.  None of Parent, Purchaser, Red Holdings, Green Holdings, the Debt Financing Sources nor any of their respective affiliates and Representatives shall obtain any rights in such logos prior to the Closing.

(j)                                    The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to periodically update any Required Financial Information provided to Parent, Red Holdings or Green Holdings as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information” throughout the pendency of the Marketing Period.  For the avoidance of doubt, Parent, Red Holdings or Green Holdings may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.11 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing.  The Marketing Period shall not be applicable as to each attempt to access the markets.  The Company agrees to file all reports on Form 10-K, Form 10-Q and Form 8-K and all other documents, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act.  In addition, if, in connection with a marketing effort contemplated by any Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its

Subsidiaries, which Parent, Red Holdings or Green Holdings reasonably determines to include in customary marketing materials for the Debt Financing, then the Company shall file a Current Report on Form 8-K containing such material non-public information.

(k)                                 Notwithstanding anything to the contrary in this Agreement, Purchaser may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay, impede or prevent the Offer Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Financing Commitment as of the date of this Agreement, adversely affect the rights of Purchaser to enforce its rights against the other parties to the Equity Financing Commitment or otherwise constitute a waiver or reduction of Purchaser’s rights under the Equity Financing Commitment.

(l)                                    Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges and agrees that its obligation to consummate the Closing is not conditioned upon any Financing being made available to the Purchaser.

6.12.                     Stock Exchange De-Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and shall use its reasonable best efforts to cause the Shares to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 7.                         CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1.                            No Restraints.  There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing, restraining or otherwise prohibiting the consummation of the Merger.  Nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body, which prohibits, makes illegal or otherwise seeks to restrain, the consummation of the Merger.  Notwithstanding the foregoing, no Party shall be permitted to invoke this Section 7.1 if such Party is in material breach of its obligations set forth in Section 6.6.

7.2.                            Consummation of Offer.  The Offer Acceptance Time shall have occurred.

SECTION 8.                         TERMINATION

8.1.                            Termination.  This Agreement may be terminated and the Offer, the Merger and the Transactions may be abandoned at any time prior to the Offer Acceptance Time notwithstanding adoption of the Agreement by the sole stockholder of Purchaser:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, if the Offer Acceptance Time shall not have occurred by one minute after 11:59 p.m., Eastern Time, on the End Date.  Notwithstanding the foregoing, (x) in the event that the Marketing Period has commenced, but has not been completed as of the End Date, and the Offer Acceptance Time has not yet occurred, then the End Date shall automatically be extended to the date that is five (5) business days following the then-scheduled end date of the Marketing Period (which shall in no event be later than (i) September 26, 2019, or (ii) if the End Date has been automatically extended pursuant to such definition, November 8, 2019), and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of any representation, covenant or obligation in this Agreement has caused or resulted in the Offer Acceptance Time not having occurred by such date;

(c)                                  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree, ruling, injunction or order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling, injunction or other action shall be final and non-appealable, but only if (i) the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) is not in material breach of its obligations set forth in Section 6.6, and (ii) the issuance of such final and non-appealable order, decree, ruling, injunction or other action is not attributable to the material breach by such Party of any representation, covenant or obligation of such Party set forth in this Agreement;

(d)                                 by Parent, if: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer; or (iii) the Company, the Company Board or any committee thereof shall authorize or publicly propose to take any of the actions listed in clauses (i)-(ii) above.

(e)                                  by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into a Specified Agreement in accordance with Section 6.1(b), provided that such termination shall not be effective unless the Company shall pay the Termination Fee due to Parent concurrently with such termination in accordance with Section 8.3(b);

(f)                                   by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that any Offer Condition set forth in clauses (b) or (c) of Annex I would not be satisfied and such breach or failure cannot be cured by the Company by the End Date, or if capable of being cured in such time frame, shall not have been cured within the earlier of the End Date and thirty (30) days of the date Parent gives the Company notice of such breach or failure to perform, but only if neither Parent nor Purchaser is then in material breach of any representation, warranty, covenant or obligation under this Agreement, which breach has not been cured;

(g)                                 by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure has prevented Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured in such time frame, shall not have been cured within the earlier of the End Date and thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform, but only if the Company is not then in material breach of any representation, warranty, covenant or obligation under this Agreement, which breach has not been cured;

(h)                                 by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within one (1) business day after the time period specified in Section 1.1(a), but only if the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement which breach or failure to perform is a significant contributing cause of Purchaser’s failure to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within one (1) business day after the time period specified in Section 1.1(a); or

(i)                                    by the Company following the Expiration Date (disregarding any extension of the Expiration Date by Purchaser pursuant to Section 1.1(c)(iii)), if (i) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but which conditions would be capable of being satisfied if the Expiration Date were the date of the Company’s delivery of the Company’s Notice), (ii) Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two (2) business days following the Expiration Date (disregarding any extension of the Expiration Date by Purchaser pursuant to Section 1.1(c)(iii)), (iii) the Company has delivered written notice (the “Company’s Notice”) to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer by one minute after 11:59 p.m. Eastern Time on the fourth (4th) business day following the date of the Company’s delivery of the Company’s Notice (or such shorter period of time as remains prior to one minute after 11:59 p.m. Eastern Time on the End Date, the shorter of such periods, the “Failure Notice Period”), (iv) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of the Failure Notice Period and (v) upon written request by Purchaser (and on no more than two (2) occasions) during the Failure Notice Period, the Company has confirmed or reaffirmed that it stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

8.2.                            Effect of Termination.  If this Agreement is terminated as provided for in Section 8.1, written notice of such termination shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made.  In the event of such termination, this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Related Parties following any such termination.  Notwithstanding the foregoing: (a) Section 1.1(d), the final sentence of Section 1.2(b), Section 3.24, Section 4.10, the final sentence of Section 5.1, Section 6.11(h), this Section 8.2, Section 8.3 and Section 9, as well as the definitions of the defined terms used in such Sections, shall survive the termination of this Agreement and shall remain in full force and effect; (b) each of the Limited Guarantee and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) subject to Section 8.3(d) and Section 8.3(e), the termination of this Agreement shall not relieve any Party from any liability for Fraud by such Party or Willful Breach of this Agreement by such Party, in each case, prior to the date of termination.  Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(c) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3.                            Expenses; Termination Fee.

(a)                                 All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated, except as set forth in Section 8.3(b) below.

(b)                                 The Company shall pay to Parent or its designee the Termination Fee in the event of the following:

(i)                                    this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii)                                this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)                            (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Parent pursuant to Section 8.1(f), (y) at the time of termination, (1) the Company shall not have been entitled to terminate this Agreement pursuant to Section 8.1(i) and (2) any Person shall have publicly made, proposed or communicated (or shall have otherwise made publicly known) a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn or abandoned prior to such termination) and (z) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal.  For the purpose of clause (z), the definitive Acquisition Proposal entered into within twelve (12) months of the termination must be subsequently consummated to trigger the payment of Termination Fee under this Section 8.3(b)(iii).  In addition, for the purpose of clause (z), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(c)                                  In the event that (i) the Company shall terminate this Agreement pursuant to Section 8.1(g), Section 8.1(h) or Section 8.1(i) or (ii) Parent shall terminate this Agreement pursuant to Section 8.1(b) and at such time the Company could have terminated this Agreement pursuant to Section 8.1(g), Section 8.1(h) or Section 8.1(i), then Parent shall pay to the Company a termination fee of $30,000,000 in cash (the “Parent Termination Fee”).

(d)

(i)                                    Any Termination Fee payable by the Company pursuant to this Section 8.3(b) shall be paid to Parent or its designee by wire transfer of same-day funds as follows: (A) in the case of Section 8.3(b)(i), concurrently with such termination; (B) in the case of Section 8.3(b)(ii), within three (3) business days after such termination; or (C) in the case of Section 8.3(b)(iii), on the date of consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii)(z) above.  In no event shall the Company be required to pay the Termination Fee on more than one occasion.  Payment of the Termination Fee pursuant to Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment of the Transactions) or any matter forming the basis for such termination.  None of the Parent Related Parties or any other Person shall be entitled to bring or maintain any Legal Proceeding against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except (1) Legal Proceedings to enforce the Company’s obligation to pay the Termination Fee if payable in accordance with Section 8.3(b), (2) Parent’s and Purchaser’s right to pursue specific performance as provided in Section 9.5(c) prior to the termination of this Agreement, and (3) if the Termination Fee has not been paid, is not then payable or Parent elects, in its sole discretion, not to receive payment of the Termination Fee (and refunds the full amount of any Termination Fee previously received by Parent), subject to Section 8.3(e), any Legal Proceeding against (A) the Company for Fraud or Willful Breach of this Agreement, or (B) each Holder to the extent expressly provided for in the Tender and Support Agreement.

(ii)                                Any Parent Termination Fee payable by Parent pursuant to Section 8.3(c) shall be paid to the Company by wire transfer of same-day funds as follows (A) in the case of Section 8.3(c)(i), within three (3) business days after such termination, and (B) in the case of Section 8.3(c)(ii), concurrently with such termination.  In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  Payment of the Parent Termination Fee pursuant to Section 8.3(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment of the Transactions) or any matter forming the basis for such termination.  None of the Company Related Parties or any other Person shall be entitled to bring or maintain any Legal Proceeding against any Parent Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except (1) Legal Proceedings to enforce Parent’s obligation to pay the Parent Termination Fee if payable in accordance with Section 8.3(c), (2) the Company’s right to pursue specific performance as provided in (but subject to the limitations of) Section 9.5(c) prior to the termination of this Agreement, and (3) if the Parent Termination Fee has not been paid, is not then payable, or the Company elects, in its sole discretion, not to receive payment of the Parent Termination Fee (and refunds the full amount of any Parent Termination Fee previously received by the Company), subject to Section 8.3(e), any Legal Proceeding against (A) Parent or Purchaser for Fraud or Willful Breach of this Agreement, (B) the Guarantors to the extent expressly provided for in the Equity Financing Commitment, or (C) the Guarantors to the extent expressly provided for in the Limited Guarantee.

(e)

(i)                                    Subject in all respects to Section 9.5(c) and Section 8.3(f), (A)(1) in the event the Termination Fee is paid to Parent or is payable pursuant to Section 8.3(b) (but excluding any instance in which Parent elects, in its sole discretion, not to receive payment of the Termination Fee and refunds the full amount of any Termination Fee previously received by Parent) payment of the Termination Fee plus the Enforcement Expenses shall be the sole and exclusive remedy of the Parent Related Parties against the Company and the Company Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and (2) upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, whether at law, in contract, in tort or otherwise, and (B)(1) in the event the Parent Termination Fee is paid to the Company or is payable pursuant to Section 8.3(c) (but excluding any instance in which the Company elects, in its sole discretion, not to receive payment of the Parent Termination Fee and refunds the full amount of any Parent Termination Fee previously received by the Company), payment of the Parent Termination Fee, plus the Reimbursement and Indemnification Obligations, the Enforcement Expenses and the Guarantee Expenses (as defined in the Limited Guarantee) shall be the sole and exclusive remedy of the Company Related Parties against Parent and the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and (2) upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, whether at law, in contract, in tort or otherwise.  Nothing in this Agreement will limit in any way the remedies of the Company under the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Agreement or any other document, instrument or agreement entered in connection herewith, including the Financing Commitments and the Limited Guarantee, subject to Section 9.05(c), the maximum aggregate liability of the Parent Related Parties under this Agreement or any other document, instrument or agreement entered in connection herewith, including the Financing Commitments and the Limited Guarantee, collectively (including monetary damages for fraud or breach, whether willful, material, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with this Agreement or any other document, instrument or agreement entered in connection herewith, including the Financing Commitments and the Limited Guarantee, or otherwise, shall not exceed under any circumstances the sum of $32,500,000 (such sum, the “Parent Maximum Liability Amount”), and in no event shall any Company Related Party or any of their respective Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount. Notwithstanding anything to the contrary in this Agreement or any other document, instrument or agreement entered in connection herewith, subject to Section 9.05(c), the maximum aggregate liability of the Company Related Parties under this Agreement or any other document, instrument or agreement entered in connection herewith, collectively (including monetary damages for fraud or breach, whether willful, material, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in Contract, in tort or otherwise, together with any payment of the Termination Fee and any other payment in connection with this Agreement or any other document, instrument or agreement entered in connection herewith, or otherwise, shall not exceed under any circumstances the sum of $17,500,000 (such sum, the “Company Maximum Liability Amount”), and in no event shall any Parent Related Party or any of their respective Representatives seek, directly or indirectly, to recover against the Company Related Parties, or compel payment by the Company Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Company Maximum Liability Amount.

(ii)                                In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Termination Fee in accordance with Section 8.3(b) (in which case Section 8.3(e)(i) shall apply) and the Enforcement Expenses, Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, (including monetary damages for fraud or breach, whether willful, material, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) shall be limited to the aggregate amount of the Termination Fee plus the Enforcement Expenses, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent, on behalf of itself and the Parent Related Parties, hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount; provided, however, that in no event will the Company Related Parties have any liability for monetary damages (including damages for Fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the amount of the Company Maximum Liability Amount.  In connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 8.3(c) (in which case Section 8.3(e)(i) shall apply), the Reimbursement and Indemnification Obligations, the Enforcement Expenses and the Guarantee Expenses, the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, (including monetary damages for fraud or breach, whether willful, material, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance, but excluding in the event of a breach of the terms of the Confidentiality Agreement) shall be limited to the aggregate amount of the Parent Termination Fee, plus the Reimbursement and Indemnification Obligations, the Enforcement Expenses and the Guarantee Expenses, and in no event (other than a breach of the terms of the Confidentiality Agreement) shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company, on behalf of itself and the Company Related Parties, hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount;

provided, however, that in no event will the Parent Related Parties have any liability for monetary damages (including damages for Fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the amount of the Parent Maximum Liability Amount.

(f)                                   The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the other Party (including, with respect to Parent, Purchaser) for the payment set forth in this Section 8.3, the non-prevailing Party shall pay the prevailing Party such payment provided for in the applicable judgment in addition to the prevailing Party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (such costs, expenses and interest of the prevailing Party, collectively, the “Enforcement Expenses”); provided, that in no event shall the aggregate Enforcement Expenses of such prevailing party pursuant to Section 8.3(f) exceed $2,500,000.

SECTION 9.                         MISCELLANEOUS PROVISIONS

9.1.                            Amendment.  Prior to the Offer Acceptance Time, this Agreement may be amended with the approval of the respective boards of directors (or equivalent body) of the Company, Parent and Purchaser at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Notwithstanding anything else to the contrary herein, the provisions set forth in Section 8.2, Section 8.3(d)(ii), Section 8.3(e)(i), this Section 9.1, Section 9.2, Section 9.5(a), Section 9.5(d), Section 9.5(e), Section 9.5(f), Section 9.6 and Section 9.7 (and the definitions related thereto and any other provision of this Agreement that would modify the substance of any of the foregoing sections), in each case, may not be amended, modified, supplemented or terminated in any manner adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

9.2.                            Waiver.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.  No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise of any power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party.  Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  At any time prior to the Offer Acceptance Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any breach of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by the other with any of the agreements or covenants contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound by such extension or waiver.  However, such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Notwithstanding anything to the contrary contained herein, Section 8.2, Section 8.3(d)(ii) (other than any election by the Company not to receive the Parent Termination Fee), Section 8.3(e)(i) (other than any election by the Company not to receive the Parent Termination Fee), Section 9.1, this Section 9.2, Section 9.5(a), Section 9.5(d), Section 9.5(e), Section 9.5(f), Section 9.6 and Section 9.7 (and the definitions related thereto and any other provision of this Agreement that would modify the substance of any of the foregoing sections), in each case, may not be waived in any manner adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

9.3.                            No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

9.4.                            Entire Agreement; Counterparts.  This Agreement, the Tender and Support Agreement, the Financing Commitments, the Limited Guarantee and the other agreements and schedules referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties thereto, with respect to the subject matter of this Agreement, the Tender and Support Agreement and the other agreements and schedules referred to in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect.  If the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5.                            Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Subject to Section 9.5(b), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Courts; (ii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9; and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  Notwithstanding the foregoing, the Debt Commitment Letters and any action or proceeding brought against any of the Debt Financing Sources in accordance with Section 9.5(d) shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                                 A final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

(c)                                  Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Subject to the last two sentences of this Section 9.5(c): (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts without proof of damages or otherwise.  The foregoing remedies are in addition to any other remedy to which the Parties are entitled under this Agreement; and (ii) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement.  Subject to the last two sentences of this Section 9.5(c) the right to specific enforcement of this Agreement shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  Subject to the last two sentences of this Section 9.5(c), each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties (on behalf of themselves or any third party beneficiary to this Agreement) have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Purchaser’s obligation to cause the Equity Financing to be funded and to fund the Offer Price or the Merger Consideration or cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (A) all Offer Conditions shall have been satisfied or waived (including any deemed satisfaction or waiver of the Offer Conditions pursuant to Section 1.1(c)(iii)(C)(2)) (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to the satisfaction of such conditions at the Offer Acceptance Time), (B) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letters or the Debt Financing Sources have irrevocably confirmed in writing to the Parties that the Debt Financing will be funded in accordance with the terms thereof at the Offer Closing and at the Closing if the Equity Financing is funded at the Offer Closing and at the Closing; provided, that Parent shall not be required to draw down the Equity Financing or consummate the Offer or the Merger, as applicable, if the Debt Financing is not in fact funded at the Offer Closing or the Closing, as applicable, (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then it would take such actions required of it by this Agreement to cause the Offer Closing and the Closing to occur and (D) Purchaser shall have failed to consummate the applicable Transactions within two (2) business days after its receipt of such irrevocable confirmation.  Notwithstanding anything in this Agreement to the contrary, while each of the Parent and the Company may pursue both a grant of specific performance in accordance with (but subject to the limitations of) this Section 9.5(c) and the payment of the Termination Fee or the Parent Termination Fee, as applicable, in no event will Parent or the Company be permitted or entitled to receive both a grant of specific performance under this Section 9.5(c) that results in a Closing and any monetary damages, including all or any portion of the Termination Fee or the Parent Termination Fee, as applicable.

(d)                                 Notwithstanding anything in this Agreement to the contrary, Parent, on behalf of itself and the Parent Related Parties, and the Company, on behalf of itself and the Company Related Parties, each acknowledges and irrevocably agrees: (i) that any Legal Proceeding, whether at law or in equity, whether based in Contract, tort, Fraud, strict liability, other Legal Requirements or otherwise, against any of the Debt Financing Sources arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (iii) not to bring or permit any of their controlled Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court, (iv) that the provisions of Section 9.5(f) shall apply to any such legal action, and (v) that the Debt Financing Sources are express third-party beneficiaries of this Section 9.5(d).

(e)                                  The Company covenants and agrees that (i) it shall not institute, and shall cause its Representatives and controlled Affiliates not to institute any Legal Proceeding (whether at law or in equity, whether based in Contract, tort, Fraud, strict liability, other Legal Requirements or otherwise) arising under or in connection with, this Agreement, the Debt Commitment Letters or the Transactions against any of (A) the Debt Financing Sources, (B) any Representative thereof, (C) each of their respective partners, members, stockholders and optionholders (other than, in each case, Parent, Purchaser or the Guarantors (solely if, as and when required pursuant to the terms and conditions of the Limited Guarantee)), (D) the Affiliates of each of the foregoing, and (E) the respective former, current and future directors, officers and managers of any of the foregoing (collectively, the “Debt Related Parties”), and (ii) the Debt Financing Sources and any Debt Related Party shall not have any liability or obligations (whether based in Contract, tort, Fraud, strict liability, other laws or otherwise) to any Company Related Party arising out of or relating to this Agreement, the Debt Commitment Letters or the Transactions.

(f)                                   Each of the Parties irrevocably waives any and all right to trial by jury in any Legal Proceeding between the Parties (whether based on contract, tort or otherwise), including any counterclaim, arising out of or relating to this Agreement or the Transactions or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement or the Transactions (including any such Legal Proceeding involving any Debt Financing Source under the Debt Financing).  Each Party: (a) makes this waiver voluntarily; and (b) acknowledges that such Party has been induced to enter into this Agreement by, among other things, the mutual waivers contained in this Section 9.5.

9.6.                            Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns.  Notwithstanding the foregoing, neither this Agreement nor any of the rights under this Agreement may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Purchaser may assign all or any portion of its rights or obligations to any of its Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest therein or otherwise assigning as collateral security in respect of the Debt Financing.

9.7.                            No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) if the Offer Acceptance Time occurs (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, (ii) the right of the holders of Company Stock Awards to receive the amounts to which they are entitled pursuant to Section 2.8, and (iii) the rights of the Indemnified Persons under the provisions set forth in Section 6.4 of this Agreement; (b) subject to Section 8.3(d) and Section 8.3(e) and without in any way limiting the Company’s rights under Section 9.5(c), the right of the Company, in its sole discretion and on behalf of its stockholders, to recover and pursue claims for damages and other relief, including equitable relief, for Parent’s or Purchaser’s Willful Breach or Fraud; (c) the limitations on liability of the Company Related Parties and Parent Related Parties set forth in Section 8.3; and (d) with respect to the Debt Financing Sources, the provisions of Section 8.2, Section 8.3(d)(ii), Section 8.3(e)(i), Section 9.1, Section 9.2, Section 9.5(a), Section 9.5(d), Section 9.5(e), Section 9.5(f), Section 9.6 and this Section 9.7, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

9.8.                            Transfer Taxes.  Except as otherwise provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company, Parent or Purchaser, as applicable, and expressly shall not be a liability of holders of Shares.  The Company, Parent or Purchaser, as applicable, shall file or cause to be filed, all Tax Returns with respect to such Taxes.

9.9.                            Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) upon receipt when delivered by hand; (b) two (2) business days after being sent by registered mail or by courier or express delivery service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission, in each case, only if such notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Company):

c/o Apollo Management IX, L.P.
9 West 57th Street, 43rd Floor

New York, NY 10019
Attention:                                         Laurie Medley, Esq.
Facsimile:                                         (646) 607-0528
E-mail:                                                        lmedley@apollolp.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, NY 10178
Attention:                                         Robert G. Robison, Esq.

Andrew L. Milano, Esq.

Adam Benbassat, Esq.
Facsimile:                                         (212) 309-6001
E-mail:                                                        robert.robison@morganlewis.com

andrew.milano@morganlewis.com

adam.benbassat@morganlewis.com

if to the Company (prior to the Effective Time):

Smart & Final Stores, Inc.
600 Citadel Drive
Commerce, CA 90040
Attention:                                         Rick Phegley
                                                                                                Leland P. Smith

Facsimile:                                         (323) 869-7862
Email:                                                            rick.phegley@smartandfinal.com

lee.smith@smartandfinal.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
2029 Century Park East,
Suite 1400,
Los Angeles, CA 90067
Attention:                                         Michael A. Woronoff, P.C.; Philippa M. Bond, P.C.
Facsimile:                                         (310) 552-5900
E-mail:                                                        michael.woronoff@kirkland.com; pippa.bond@kirkland.com

and to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:                                         Joshua M. Zachariah, P.C.; Joseph Halloum
Facsimile:                                         (415) 439-1500
E-mail:                                                        joshua.zachariah@kirkland.com; joseph.halloum@kirkland.com

9.10.                     Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, as determined by a final judgment of a court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

9.11.                     Obligation of Parent.  Parent shall ensure that each of its Subsidiaries, including Purchaser and, after the Effective Time, the Surviving Corporation, duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to such Subsidiaries under this Agreement.

9.12.                     Obligation of the Company.  The Company shall ensure that each other Acquired Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to such Subsidiaries under this Agreement.

9.13.                     Construction.

(a)                                 Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  The words “include” and “including,” and variations of such words, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 The word “or” shall be deemed to mean both “and” and “or.”

(e)                                  The terms “Dollars” and “$” shall be deemed to mean U.S. dollars.

(f)                                   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes,” “Recitals” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes, Recitals or Schedules to this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)                                 The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.  The words “made available to Parent” and words of similar import refer to the true, correct, complete and unredacted copies of documents posted to the Intralinks data room by or on behalf of the Company at least two (2) business days prior to the Offer Acceptance Time.

(h)                                 Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The phrase “in the ordinary course of business” when used in this Agreement shall be deemed to be followed by the words “consistent with past practice”.

(i)                                    All accounting terms used and not defined in this Agreement have the respective meanings given to them under GAAP.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SMART & FINAL STORES, INC.

By:	/s/ David G. Hirz
Name:	David G. Hirz
Title:	President and Chief Executive Officer

FIRST STREET PARENT, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

FIRST STREET MERGER SUB, INC.,

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

CONDITIONS TO THE OFFER

THE CAPITALIZED TERMS USED IN THIS ANNEX I HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX I IS ATTACHED

The obligation of Purchaser to irrevocably accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below.  Accordingly, notwithstanding any other provision of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement, Purchaser shall not be required to irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the irrevocable acceptance for payment of or, subject to any such rules and regulations, the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon the valid termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement), if: (A) the Minimum Condition, Termination Condition or conditions (d) and (f) below shall not be satisfied by one minute after 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth below shall not be satisfied or, to the extent permitted by this Agreement, waived in writing by Parent one minute after 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a)                                 there shall have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise owned by Purchaser or its “affiliates” (as such term is defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been  “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) shall not be considered validly tendered and not withdrawn.

(b)                                 (i)                                     (A) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c), and 3.3(d) shall be true and correct in all respects (other than any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) and (B) (x) the representations and warranties of the Company set forth in Sections 3.1(a), 3.2, 3.3(b), 3.3(e), 3.18, 3.19 and 3.22 to the extent  any such representations are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) and (y) to the extent any such representations or warranties specified in the foregoing clause (x) are not qualified by materiality or “Material Adverse Effect”, such representations shall be true and correct in all material respects at and as of

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the date of this Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)                                  the representations and warranties of the Company set forth in Section 3.5(a)(ii) shall be true and correct at and as of the date of this Agreement;

(iii)                               the representations and warranties of the Company set forth in Section 3.5(b) shall be true and correct at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

(iv)                              the representations and warranties of the Company set forth in the Agreement (other than those specifically identified in clauses (i)-(iii) above) that are qualified by “Material Adverse Effect” shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(v)                                 the representations and warranties of the Company set forth in the Agreement (other than those specifically identified in clauses (i)-(iii) above) that are not qualified by “Material Adverse Effect” shall be true and correct at and as of the Offer Acceptance Time as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)                                  the Company shall have complied with or performed in all material respects the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)                                 (i) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated and (ii) approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications shall have been obtained or deemed to have been obtained pursuant to Article 90 (V) of the Mexican Federal Economic Competition Law;

(e)                                  Parent and Purchaser shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (b) and (c) of this Annex I have been duly satisfied;

(f)                                   There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing, restraining or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body, which prohibits, makes illegal or otherwise seeks to restrain, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger.  Parent and

2

Purchaser shall not be permitted to invoke this clause (f) if they are then in material breach of their respective obligations pursuant to Section 6.6;

(g)                                  this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”); and

(h)                                 the Marketing Period shall have ended.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition, the Termination Condition and conditions (d) (to the extent such waiver would reasonably be expected to adversely affect the Company’s stockholders, directors or officers or require rescission of the transactions contemplated hereby under applicable Antitrust Laws) and (f) (to the extent such order or injunction applies against the Acquired Corporations or their respective directors or officers) above) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement that: (a) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such confidentiality agreement need not contain any standstill provision; and (b) does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under Section 5.3 or Section 6.1.

“Acquired Corporations” shall mean the Company and its Subsidiaries.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Acquired Corporations equal to 20% or more of the aggregate fair value of the Acquired Corporations’ assets or to which 20% or more of the Acquired Corporations’ aggregate revenues, net income or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or assets of the Acquired Corporations equal to 20% or more of the aggregate fair value of the Acquired Corporations’ assets or to which 20% or more of the Acquired Corporations’ aggregate revenues, net income or earnings are attributable in each case of clauses (a)-(d), other than the Transactions.

“Adjusted EBITDA” means EBITDA as calculated in accordance with GAAP, adjusted to exclude the effects of: (a) share-based compensation expense, (b) unusual gains/losses (including, but not limited to, strategic costs, severance, etc.), (c) gain/losses associated with store closures and ongoing costs, (d) gain/losses from asset dispositions, (e) store pre-opening costs, (f) non-cash charges (including, but not limited to, impairment charges), (g) non-cash rent (including rent normalization adjustments) and (h) non-cash income and expenses of employee benefit plans.

“Affiliate” as to any Person shall mean any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.  Other than in the case of the definition of Parent Related Parties, Section 1.1(f), Section 3.21, Section 4, Section 5, Section 6.2(e) and Section 8, in no event shall Parent, Purchaser or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund affiliated with Apollo

Global Management, LLC, be considered to be an Affiliate of Parent, Purchaser or any of their respective Subsidiaries.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Annual Bonus Plan” shall mean any Employee Plan that is an annual bonus plan.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations under such laws.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Date” is defined in Section 3.4(a).

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Capitalization Date” is defined in Section 3.3(a).

“Certificates” shall mean the certificates evidencing the Shares.

“Change in Circumstance” shall mean any event, change, effect, fact, condition, development, or occurrence with respect to the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, and that was (a) not known (or if known, the magnitude or material consequences of which were not known) by the Company Board as of or prior to the date of the Agreement and becomes known to the Company Board prior to the Offer Acceptance Time and (b) does not relate to any Acquisition Proposal.

“Chosen Courts” shall mean the Chancery Court of the State of Delaware and any state appellate court having jurisdiction of appeals from such court.

“Closing” shall mean the closing of the Merger.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any collective bargaining agreement, labor Contract or similar labor-related agreement, in any case with any labor organization, labor union, works council, employee association or other similar employee representative.

“Company” is defined in the preamble to the Agreement.

“Company Adverse Change Recommendation” is defined in Section 6.1(a).

“Company Associate” shall mean a director, officer or employee of any of the Acquired Corporations.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” is defined in Recital C.

“Company Cash Award” shall mean all cash incentive awards outstanding on the date of this Agreement granted by the Company in lieu of annual equity grants and outside the Company’s Annual Bonus Plan.

“Company Contract” shall mean any Contract to which an Acquired Corporation is a party, other than any Employee Plan or Company Lease.

“Company Disclosure Documents” shall mean all documents required to be filed by the Company with the SEC in connection with the Offer.

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) an Acquired Corporation and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Equity Plans” shall mean the Company’s 2014 Stock Incentive Plan and the Company’s 2012 Stock Incentive Plan.

“Company IP” shall mean all Intellectual Property Rights owned, used, held for use or exploited by any Acquired Corporation, including the Owned Intellectual Property and the Licensed Intellectual Property, collectively.

“Company Lease” shall mean any Contract pursuant to which any Acquired Corporation leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to lease, sublease, license, use or occupy, now or in the future, any real property.

“Company Options” shall mean all options outstanding on the date of this Agreement to purchase Shares that were granted by, or otherwise covered by, the Company Equity Plans.

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.001 per share.

“Company Related Parties” shall mean the Acquired Corporations and each of their Affiliates and their and their Affiliates’ respective partners, members, stockholders, optionholders and Representatives and the respective former, current and future directors, officers and managers of any of the foregoing.

“Company Restricted Stock Awards” shall mean all restricted stock outstanding on the date of this Agreement issued or granted by the Company pursuant to the Company Equity Plans.

“Company Returns” shall mean the Tax Returns required to be filed by the Acquired Corporations with any Governmental Body on or before the Closing Date.

“Company SEC Documents” shall mean all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated in such documents) filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing).

“Company Stock Awards” shall mean all Company Options and Company Restricted Stock Awards.

“Company Maximum Liability Amount” is defined in Section 8.3(e)(i).

“Company’s Notice” is defined in Section 8.1(i)(iii).

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Red Business, taken as a whole, or the Green Business, taken as a whole, in each case as applicable, or omit to state any material fact regarding the Red Business, taken as a whole, or the Green Business, taken as a whole, in each case as applicable, necessary in order to make such Required Financial Information, in light of the circumstances under which such Required Financial Information was furnished, not misleading and (b) the financial statements and other financial information included in such Required Financial Information would not be deemed stale for purposes of syndicating the credit facilities contemplated by the Debt Commitment Letters (it being understood and agreed that “staleness” for this purpose shall be determined by reference to the time periods referenced in paragraph 4 of Exhibit C to each Debt Commitment Letter and shall apply to financial statements and financial information that comprises a portion of the Required Financial Information); provided, that in no event will financial information that the Company (or one of its Subsidiaries) does not prepare on a quarterly basis be deemed to be stale if prepared substantially in accordance with the Company’s (or such Subsidiary’s) customary timeline unless it is otherwise reasonably available on a more current basis from the Company’s or its Subsidiaries’ books and records.

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 8, 2018, between the Company and Apollo Management IX, L.P.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employees” is defined in Section 6.3.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Debt Commitment Letters” is defined in Section 4.13(a).

“Debt Financing” is defined in Section 4.13(a).

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, engagement letters, fee credit letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Related Parties” is defined in Section 9.5(e).

“Depository Agent” is defined in Section 2.6(a).

“Determination Notice” is defined in Section 6.1(b)(i).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Shares” shall mean Shares outstanding immediately prior to the Effective Time that are held by holders who: (i) are entitled to appraisal rights under Section 262 of the DGCL; and (ii) properly demand and do not lose or properly withdraw appraisal rights in the time and manner provided in Section 262 of the DGCL.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall mean the date and time of the filing of a certificate of merger with respect to the Merger by the Company with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger.

“Employee Plan” shall mean each Company Employee Agreement and any other employment, retention, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, stock appreciation right or other stock-based agreement, policy plan or program, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension, retirement, retiree medical or post-retirement plan, policy, program, agreement or arrangement and each other employee benefit or fringe-benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Associate or with respect to which the Company or any of its Subsidiaries has or may have any liability.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, title defect, encroachment or other similar defect, easement, deed of trust, claim, infringement, interference, option, right of first offer or refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall meanAugust 16, 2019, but if condition “(d)” set forth in Annex I has not yet occurred one minute after 11:59 p.m., Eastern Time, on such date, then the End Date shall automatically be extended to October 16, 2019.

“Enforcement Expenses” is defined in Section 8.3(f).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement or legally-binding order, judgement or injunction of any Governmental Body, in each case, relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Financing” is defined in Section 4.13(a).

“Equity Financing Commitment” is defined in Section 4.13(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that together with any Acquired Corporation is considered a single employer under Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

“Excluded Information” shall mean (a) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, beneficial ownership or an as-adjusted capitalization table, (b) projections, (c) any description of all or any component of the Financing, including any such descriptions to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing sources or their counsel, (d) risk factors relating to all or any component of the Financing, (e)  financial statements or other information (including consolidating and other financing statements and data) required by Rule 3-10 or Rule 3-16 of Regulation S-X, (f) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b), (g) other information customarily excluded from a Rule 144A offering memorandum or confidential information memorandum for a syndicated financing of the type contemplated by the Debt Commitment Letters or (h) financial information with respect to any segment, division or line of business of the Company and its Subsidiaries (including the Red Business and the Green Business) unless the Company or its Subsidiaries prepares such financial information in the ordinary course of business or such financial information is reasonably available from the Company’s or its Subsidiaries’ books and records.

“Excluded Shares” shall mean the Shares to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii).

“Expiration Date” shall mean the Initial Expiration Date or such subsequent date and time to which the Initial Expiration Date of the Offer is extended in accordance with the terms of the Agreement.

“Extension Deadline” shall mean the earlier to occur of (a) the date of the valid termination of the Agreement in accordance with Section 8 and (b) the date that is two (2) business days prior to the End Date.

“Failure Notice Period” is defined in Section 8.1(i)(iii).

“Financing” is defined in Section 4.13(a).

“Financing Commitments” is defined in Section 4.13(a).

“Fraud” shall mean intentional and knowing common law fraud with the intent to deceive regarding a misrepresentation in this Agreement or the Tender and Support Agreement.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Green Business” shall mean the business that is operated and conducted by the Company and its Subsidiaries as part of the Smart Foodservice segment, including all stores and assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Green Debt Commitment Letter” is defined in Section 4.12(a).

“Green Holdings” shall mean Sage Holdco, LLC, a Delaware limited liability company.

“Guarantors” is defined in Recital F.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos or asbestos-containing materials in a friable condition, toxic mold, lead or lead-containing materials, pesticides, radon, urea formaldehyde, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under such act.

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than an Acquired Corporation, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (d) any guaranty of any such obligations described in the foregoing clauses “(a)” through “(c)” of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

“Indemnified Persons” shall mean those Persons who: (a) are or were or, at any time prior to the Effective Time, directors or officers of the Company or any other Acquired Corporation; or (b) who serve or, at any time prior to the Effective Time, have served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of an Acquired Corporation.

“Initial Expiration Date” shall mean the date that is twenty (20) business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) following the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company).

“Intellectual Property Rights” shall mean all intellectual property and other similar proprietary rights in any jurisdiction in the world, whether registered or unregistered, including such rights in and to any: (a) works of authorship, including exclusive exploitation rights, copyrights, and all registrations, applications for registration, and renewals of any of the foregoing; (b) computer programs, software and databases (including all source code and object code); (c) trademarks, trademark registrations, service marks, trade dress, logos, business names or brand names, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated with such trademarks, trademark registrations, service marks, trade dress, logos, business names or brand names, trade names and other source identifiers, domain names and URLs; (d) trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and technology; and (e) Patents and industrial property rights.

“IRS” shall mean the U.S. Internal Revenue Service.

“knowledge” with respect to (a) the Company and with respect to any matter in question shall mean the actual knowledge of the Persons set forth in Part A of the Company Disclosure Letter, and (b) any other Entity and with respect to any matter in question shall mean the actual knowledge of such Entity’s executive officers.

“Leased Real Property” shall mean the real property that is owned by another Person and leased, subleased, licensed, used or occupied by the Acquired Corporations.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE).

“Licensed Intellectual Property” shall mean all Intellectual Property Rights that are owned by a third party and licensed or sublicensed by the Company or any of its Subsidiaries, as the case may be.

“Limited Guarantee” is defined in Section 4.12.

“Marketing Period” means the first period of seventeen (17) consecutive calendar days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information and the Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financial Information was delivered), in which case the Company shall be deemed to have delivered the

Required Financial Information to Parent on the date on which such notice was delivered and the Required Financial Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or the Required Financial Information is not Compliant and, within three (3) business days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered or the reason Parent believes the Required Financial Information is not Compliant); provided that it is understood that delivery of such written notice from the Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered and is Compliant) and (b)(i) the last day of which corresponds with the then-scheduled Expiration Date and (ii) throughout and at the end of which the conditions set forth in Annex I (other than (A) the Minimum Condition, subject to the satisfaction of the Minimum Condition as of the last day of such period, (B) the conditions in sections (d) and (h) of Annex I and (C) those other conditions that by their nature are to be satisfied at the Offer Acceptance Time, which conditions must then be capable of being satisfied) shall be satisfied and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such seventeen (17) consecutive calendar day period; provided, that (x) May 27, 2019, July 4, 2019 and July 5, 2019 shall not be considered calendar days for the purpose of calculating the Marketing Period, and such seventeen (17) consecutive calendar day period shall toll during such times and (y) if such seventeen (17) consecutive calendar day period shall not have fully elapsed on or prior to August 16, 2019, then such period shall not commence any earlier than September 3, 2019.  Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the seventeen (17) consecutive calendar day period described above if the Debt Financing contemplated by each of the Debt Commitment Letters is closed on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such seventeen (17) consecutive calendar day period: (I) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements included in or that includes the Required Financial Information, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required, (II) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (III) any Required Financial Information would not be Compliant at any time during such seventeen (17) consecutive calendar day period or otherwise ceases to meet the definition of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such seventeen (17) consecutive calendar day period, then the

Marketing Period shall be deemed not to have commenced) and otherwise meets the definition of “Required Financial Information”.

“Material Adverse Effect” shall mean an event, occurrence, development, circumstance, change or effect that (a) would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or (b) has, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Acquired Corporations taken as a whole.  Notwithstanding the foregoing, for purposes of clause (b) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, development, circumstance or other matter resulting from the execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.1(a), 3.12 and 3.20) or the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates, including the impact on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, partners, employees or Governmental Bodies; (iii) any event, occurrence, development, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world; (iv) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to interest rates or fluctuations in the value of any currency; (v) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether or not declared), cyber-attacks, national or international calamity, earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events; (vi) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with the Transactions; (vii) the failure of the Company to meet internal or analysts’ expectations or projections for the results of operations of the Company for any period; (viii) settlement of any Legal Proceeding outstanding as of the date of this Agreement in accordance with the terms of this Agreement; (ix) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by Parent, Purchaser or the Company pursuant to the terms of this Agreement, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent to such action after a written request therefor; (x) any event, occurrence, development, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; or (xi) any event, occurrence, development, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) after the date of this Agreement; it being understood that the exceptions in the foregoing clauses “(i)” and “(vii)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to in such clauses

(if not otherwise falling within any of the exceptions provided by the foregoing clauses “(ii)” through “(vi)” or “(viii)” through “(xi)” of this definition) is or would be reasonably likely to be a Material Adverse Effect; provided, however, that any event, occurrence, development, circumstance, change or effect referred to in clauses (iii), (iv), (v) or (xi) of this definition may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such event, occurrence, development, circumstance, change or effect adversely affects the Acquired Corporations, taken as a whole, in a disproportionate manner compared to other participants in the industries in which the Acquired Corporations operate.

“Material Contract” is defined in Section 3.8(a).

“Merger” is defined in Recital B.

“Merger Consideration” is defined in Section 2.5(a)(iii).

“Minimum Condition” is defined in Annex I.

“Multiemployer Plan” is defined in Section 3.14(c).

“NYSE” shall mean The New York Stock Exchange.

“Offer” shall mean a cash tender offer to purchase, subject to the terms and conditions of this Agreement, all of the Shares at a price per share equal to the Offer Price, net to the seller in cash, without interest.

“Offer Acceptance Time” is defined in Section 1.1(h).

“Offer Closing” is defined in Section 1.1(h).

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” shall mean the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I, as such conditions may be modified in accordance with the Agreement.

“Offer Documents” is defined in Section 1.1(e).

“Offer Price” shall mean $6.50 per Share or any higher amount per Share paid pursuant to the Offer and as may be adjusted in accordance with Section 1.1(g).

“Offer to Purchase” is defined in Section 1.1(b).

“Original Vesting Conditions” means the original vesting conditions pursuant to the terms of the Company Restricted Stock Award.

“Owned Intellectual Property” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries, as the case may be.

“Owned Real Property” shall mean all real property that is owned by either the Company or any of its Subsidiaries, as the case may be.

“Parent” is defined in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

“Parent Maximum Liability Amount” is defined in Section 8.3(e)(i).

“Parent Related Parties” shall mean Parent, Purchaser, the Guarantors, the Debt Related Parties and each of their Affiliates and their and their Affiliates’ respective partners, members, stockholders, optionholders and Representatives and the respective former, current and future directors, officers and managers of any of the foregoing.

“Parent Termination Fee” is defined in Section 8.3(c).

“Parties” shall mean Parent, Purchaser, and the Company.

“Patents” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

“Paying Agent” is defined in Section 2.6(a).

“Payment Fund” is defined in Section 2.6(a).

“Permitted Encumbrance” shall mean: (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings that operate to stay the enforcement of any Encumbrance; (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business for sums not yet due and payable); (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment of such Contract that are included in the terms of such Contract or any license of intellectual property; (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report of the Company prior to the date of this Agreement; (e) any Encumbrance securing indebtedness or liabilities that are reflected in the Company SEC Documents; and (f) other Encumbrances that would not reasonably be expected to materially impair the marketability, value or use of the assets subject to such Encumbrances.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean information pertaining to an individual that is regulated by one or more Privacy and Data Security Laws.

“Pre-Closing Period” shall mean the period from the date of the Agreement until the earlier of (x) the Offer Closing and (y) the termination of the Agreement pursuant to Section 8.1.

“Premium Cap” is defined in Section 6.4(c).

“Privacy and Data Security Laws” shall mean all Legal Requirements, self-regulatory programs to which the Company is a member and all other industry standards, guidelines, policies (published by the Company or internal) and practices, in each case, with respect to privacy, security, data protection, direct marketing, consumer protection and workplace privacy.

“Purchaser” is defined in the preamble to the Agreement.

“Red Business” shall mean the business that is operated and conducted by the Company and its Subsidiaries as part of the Smart & Final segment, including all stores and assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Red Debt Commitment Letters” is defined in Section 4.12(a).

“Red Holdings” shall mean Saffron Holdco, LLC, a Delaware limited liability company.

“Redacted Fee Letters” is defined in Section 4.13(a).

“Reimbursement and Indemnification Obligations” is defined in Section 6.11(h).

“Related Parties” means the Company Related Parties and the Parent Related Parties.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Required Amount” is defined in Section 4.7.

“Required Financial Information” means (i) the financial statements of the Company and its Subsidiaries required pursuant to paragraph 4 of Exhibit C to the Red Debt Commitment Letters and paragraph 4 of Exhibit C to the Green Debt Commitment Letter and (ii) all other financial information and financial data regarding the Red Business and the Green Business, as applicable, of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letters and that is reasonably required by the Debt Financing Sources or reasonably necessary to satisfy the conditions pursuant to Exhibit C to either Red Debt Commitment Letter or Exhibit C to the Green Debt Commitment Letter.  For the avoidance of doubt, it is understood that “Required Financial Information” shall not include any Excluded Information.

“Restricted Commitment Letter Amendments” is defined in Section 6.11(c).

“Restricted Stock Consideration” is defined in Section 2.8(b).

“Schedule 14D-9” is defined in Section 1.2(a).

“Schedule TO” is defined in Section 1.1(e).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean all of the outstanding shares of common stock, $0.001 par value per share, of the Company.

“Solvent” with respect to the Surviving Corporation and as of any date of determination shall mean: (a) the fair value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Surviving Corporation and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Surviving Corporation and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Surviving Corporation and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged, as such businesses are now engaged or proposed to be conducted following such date; and (d) the Surviving Corporation and its Subsidiaries on a consolidated basis will be able to pay their liabilities, including contingent and other liabilities, as they become absolute and mature.

“Specified Agreement” shall mean a definitive written acquisition agreement providing for the consummation of a transaction that the Company Board has determined, in good faith, constitutes a Superior Offer in accordance with Section 6.1(b).

“Stockholder List Date” shall mean the date of the list furnished to Purchaser in accordance with Section 1.2(b) that is used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated.

“Subsidiary” with respect to any Person shall mean an Entity that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) more than 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean a bona fide written Acquisition Proposal that did not result from any breach in any material respect of Section 5.3 that the Company Board determines, in its good faith judgment, after consultation with outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal that the Company Board deems relevant and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions contemplated by this Agreement, except that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” “Surviving Corporation” is defined in Recital B.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean any federal, state, local or foreign tax (including any income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, social security workers’ compensation, Medicare, net worth tax, customs duties, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty, imposts or other tax of any kind whatsoever, including any interest, penalty or additional amounts, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, schedule or attachment thereto filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Tender and Support Agreement” shall mean the tender and support agreement, dated as of the date of this Agreement, entered into by and among certain stockholders (“Holders”) of the Company, Parent and Purchaser, attached as Exhibit D.

“Termination Condition” is defined in Annex I.

“Termination Fee” shall mean a cash amount equal to $15,000,000.

“Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by this Agreement and the other documents and agreements referred to herein, including the Offer and the Merger.

“Willful Breach” shall mean a material breach of or a material failure to perform any of the covenants or other agreements contained in this Agreement, the Limited Guarantee or the Tender and Support Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would result in or constitute a material breach of or failure of performance under this Agreement, the Limited Guarantee or the Tender and Support Agreement.

“Withholding Agent” shall mean each of the Depository Agent, Paying Agent, the Company, Parent and Purchaser.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

B-1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMART & FINAL STORES, INC.

FIRST: The name of this corporation (the “Corporation”) shall be Smart & Final Stores, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, United States, and the name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 5,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

B-2

EXHIBIT C

SURVIVING CORPORATION BYLAWS

THIRD AMENDED AND RESTATED BYLAWS

OF

SMART & FINAL STORES, INC.

ARTICLE I

OFFICES

Section 1.  REGISTERED OFFICES.  The registered office shall be in Wilmington, Delaware, or such other location as the Board of Directors may determine or the business of the corporation may require.

Section 2.  OTHER OFFICES.  The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  PLACE OF MEETINGS.  Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board of Directors.  In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2.  ANNUAL MEETING OF STOCKHOLDERS.  The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors.  At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 3.  QUORUM; ADJOURNED MEETINGS AND NOTICE THEREOF.  A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 4.  VOTING.  When a quorum is present at any meeting, in all matters other than the election of directors, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 5.  PROXIES.  At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period.  All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article VI, Section 5 hereof.

Section 6.  SPECIAL MEETINGS.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7.  NOTICE OF STOCKHOLDERS’ MEETINGS.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8.  MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 9.  STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.  Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 9 to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1.  THE NUMBER OF DIRECTORS.  The initial number of directors shall be equal to the number of directors appointed by the incorporator. Thereafter, the Board of Directors shall consist of at least one (1) director, the number thereof to be determined from time to time by resolution of the Board of Directors.  The directors need not be stockholders.  The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and the directors elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat.

Section 2.  VACANCIES.  Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced.  If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3.  POWERS.  The property and affairs of the corporation shall be managed by or under the direction of its Board of Directors.

Section 4.  PLACE OF DIRECTORS’ MEETINGS.  The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 5.  REGULAR MEETINGS.  Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 6.  SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by the President on forty-eight hours’ notice to each director, either personally or by mail; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

Section 7.  QUORUM.  At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  If only one director is authorized, such sole director shall constitute a quorum.

Section 8.  ACTION WITHOUT MEETING.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 9.  TELEPHONIC MEETINGS.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 10.  COMMITTEES OF DIRECTORS.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 11.  MINUTES OF COMMITTEE MEETINGS.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 12.  COMPENSATION OF DIRECTORS.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

OFFICERS

Section 1.  OFFICERS.  The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary.  The corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof.  At the time of the election of officers, the directors may by resolution determine the order of their rank, if any.  Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2.  ELECTION OF OFFICERS.  The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

Section 3.  SUBORDINATE OFFICERS.  The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.  TERM OF OFFICE; REMOVAL AND VACANCIES.  The officers of the corporation shall hold office until their successors are chosen and qualify in their stead.  Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.  If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 5.  CHAIRMAN OF THE BOARD.  The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws.  If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 6 of this Article IV.

Section 6.  PRESIDENT.  Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.  He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors.  He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 7.  VICE PRESIDENTS.  In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

Section 8.  SECRETARY.  The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors.  He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws.  He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 9.  ASSISTANT SECRETARY.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the

Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 10.  CHIEF FINANCIAL OFFICER.  The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors.  He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation.  If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 11.  ASSISTANT TREASURER.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.  PROCEEDINGS OTHER THAN THOSE BROUGHT BY THE CORPORATION.  The corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.  PROCEEDINGS BROUGHT BY THE CORPORATION.  The corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 3.  INDEMNIFICATION AGAINST EXPENSES.  To the extent that a director or officer of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. AUTHORIZATION FOR INDEMNIFICATION AGAINST EXPENSES.  Any indemnification under Sections 1 and 2 of this Article V (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article V.  Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.  The corporation, acting through its Board of Directors or otherwise, shall cause such determination to be made if so requested by any person who is indemnifiable under this Article V.

Section 5.  ADVANCEMENT OF EXPENSES.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article V.

Section 6.  INDEMNIFICATION OF EXPENSES NOT EXCLUSIVE.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7.  DIRECTORS AND OFFICERS INSURANCE.  The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 8. CORPORATION DEFINED; EFFECTS OF MERGER OR CONSOLIDATION.  For the purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 9.  OTHER ENTERPRISES DEFINED.  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Section 10.  CESSATION OF DIRECTOR OR OFFICER STATUS.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11.  PROCEEDINGS INITIATED BY INDIVIDUAL.  The corporation shall be required to indemnify a person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1.  CERTIFICATES.  At the option of the Board of Directors, the stock of the corporation may be (i) uncertificated,  evidenced by entries into the corporation’s stock ledger or other appropriate corporate books and records, as the Board of Directors may determine from time to time, or (ii) evidenced by a certificate signed by, or in the name of the corporation by, the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Chief Financial Officer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

Section 2.  SIGNATURES ON CERTIFICATES.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3.  LOST CERTIFICATES.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.  TRANSFERS OF STOCK.  Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5.  FIXED RECORD DATE.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Section 6.  REGISTERED STOCKHOLDERS.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VII

GENERAL PROVISIONS

Section 1.  DIVIDENDS.  Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2.  PAYMENT OF DIVIDENDS; DIRECTORS’ DUTIES.  Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

Section 3.  CHECKS.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 4.  FISCAL YEAR.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5.  CORPORATE SEAL.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6.  MANNER OF GIVING NOTICE.  Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Notice to directors may also be given by telegram.

Section 7.  WAIVER OF NOTICE.  Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE IX

AMENDMENTS

AMENDMENT BY DIRECTORS OR STOCKHOLDERS.  These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors.  If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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EXHIBIT D

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of April 16, 2019, by and among First Street Parent, Inc., a Delaware corporation (“Parent”), First Street Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the undersigned holders (each, a “Holder” and collectively, the “Holders”) of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Smart & Final Stores, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), Purchaser will commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”).  Following consummation (as defined in Section 251(h) of the DGCL) of the Offer, Purchaser will be merged with and into the Company with the Company surviving as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, each Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock is indicated opposite such Holder’s name on Schedule 1 attached hereto (together with any New Shares (as defined in Section 1(b)), the “Shares”); and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Holder, Parent and Purchaser agree as follows:

AGREEMENT

1.                                      Agreement to Retain Shares.

(a)                                 No Transfer; No Inconsistent Arrangements.  From the date of this Agreement and until the Expiration Time (as defined below), other than pursuant to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement (the “Transactions”), no Holder shall, and such Holder shall not permit any other Person acting at such Holder’s direction or on such Holder’s behalf to:

(i)                                     sell, assign, transfer, tender, exchange, gift, or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (each, a “Transfer”) any Shares, or any right or interest therein (or consent to any of the foregoing), other than Permitted Transfers (as defined below);

(ii)                                  create any lien, claim, pledge, grant, hypothecation, obligation, option, charge, proxy, voting trust or other encumbrance or restriction on title, transfer or exercise of any rights of a Holder in respect of such Shares (“Lien”) on the Shares, except Liens (A)

arising under or pursuant to, or imposed by, applicable Legal Requirements, this Agreement, the Merger Agreement, the Transactions, (B) securing indebtedness of the Holder, which Liens, upon or prior to Transfer of the Shares in accordance with the terms of this Agreement, will be released, or (C) Liens arising in connection with any Permitted Transfers (“Permitted Liens”);

(iii)                               deposit of any Shares into a voting trust, or enter into a voting agreement or similar arrangement, or grant or permit the grant of any proxy, power of attorney or other authorization or consent in, or with respect to, the Shares;

(iv)                              enter into any Contract with respect to any Transfer or Lien prohibited by this Section 1; or

(v)                                 take any other action that would prevent the performance of such Holder’s obligations hereunder in any material respect.

Notwithstanding the foregoing, a Holder may: (x) Transfer Shares to Affiliates or to a trust established for the benefit of the Holder or any of its Affiliates if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent prior to the consummation of such Transfer; or (y) Transfer Shares with Parent’s prior written consent (such exceptions set forth in clauses (x) and (y), a “Permitted Transfer”).  Nothing in this Agreement shall prohibit direct or indirect Transfers of equity or other interests in a Holder.  Any action with respect to Shares in violation of this Section 1 shall be null and void ab initio.

(b)                                 New Shares.  Any shares of capital stock or other equity securities of the Company that a Holder purchases or with respect to which such Holder otherwise acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time whether pursuant to exercise, exchange or conversion of, or other transaction involving any and all warrants, options, rights or other securities (“New Shares”), shall be subject to the terms and conditions of this Agreement (other than the representations and warranties in Section 4) to the same extent as if they comprised the Shares as of the date hereof.

(c)                                  Adjustments.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Shares, the terms of this Agreement shall apply to the resulting securities.

2.                                      Agreement to Tender Shares.  Each Holder shall validly tender or cause to be validly tendered in the Offer all of such Holder’s Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (other than Permitted Liens).  Without limiting the generality of the foregoing, no later than ten (10) business days following, the later of (x) commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer and (y) the date of delivery by the Company of the form letter of transmittal with respect to the Offer, each Holder shall: (a) deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to such Holder’s Shares complying with the terms of the Offer, (ii) a Certificate (or affidavits of loss in lieu thereof) representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a Book-Entry Share and (iii) all other documents or instruments required to be delivered by the stockholders of the Company pursuant to the terms of the Offer; or (b) instruct such Holder’s broker or such other Person that is the holder of record of any Shares beneficially owned by such Holder to tender such Shares pursuant to and in accordance with clause (a) of this Section 2 and the terms of the Offer.  Once such Holder’s Shares are tendered, such Holder shall not withdraw any of such Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 8.

3.                                      Agreement to Vote Shares.  Subject to the terms of this Agreement, each Holder irrevocably and unconditionally agrees that, from the date of this Agreement and until the Expiration Time, at every meeting of the stockholders of the Company, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of the Company with respect to any of the following, each Holder shall appear at such meeting (in person or by proxy) or otherwise cause the Shares (to the extent that any of the Shares are not purchased in the Offer) to be counted as present for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Holder shall be entitled to so vote (to the extent that any of the Shares are not purchased in the Offer), in each case to the fullest extent that such Holder’s Shares are entitled to vote: (a) in favor of (i) the adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement (if applicable) and (ii) any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby (if applicable); (b) against (i) any action, proposal, or agreement that would (or would reasonably be expected to) prevent, impede, interfere with, delay, postpone or adversely affect the Offer, the Merger Agreement or the other transactions contemplated by the Merger Agreement, in each case in any material respect, (ii)  any change in the present capitalization of the Company or any amendment of the certificate of incorporation of the Company or (iii) any Acquisition Proposal and (c) in favor of any other matter expressly contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the stockholders of the Company.  Until such Shares are purchased in the Offer, each Holder shall retain at all times the right to vote the Shares in such Holder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally including, but not limited to, voting in favor of the matters set forth in the Company’s definitive Proxy Statement for its 2019 Annual Meeting of Stockholders.

4.                                      Representations and Warranties of Holder.  Each Holder severally and not jointly represents and warrants to Parent and Purchaser as follows:

(a)                                 As of the date of this Agreement: (i) such Holder is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the number of Shares indicated opposite such Holder’s name on Schedule 1; (ii) such Holder has good and marketable title to such Shares free and clear of any Liens (other than Permitted Liens); (iii) except as set forth in Amendment No. 3 to the Holders’ Schedule 13G filed on February 14, 2019, such Holder has sole unrestricted voting power with respect to such Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Holder’s Shares; and (iv) none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares to the extent such Shares have voting rights, except as contemplated by this Agreement.  Except for any New Shares, the number of Shares indicated opposite such Holder’s name on Schedule 1 are the only equity interests in the Company beneficially owned (as defined in Rule 13d-3 of the Exchange Act) or owned of record by such Holder as of the date of this Agreement.

(b)                                 Such Holder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted.  The consummation of the transactions contemplated by this Agreement are within such Holder’s entity power and have been duly authorized by all necessary entity actions on the part of such Holder.  Such Holder has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(c)                                  This Agreement has been duly and validly executed and delivered by such Holder.  Assuming the due authorization, execution and delivery by Parent and Purchaser of this Agreement, this Agreement constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.

(d)                                 The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations under this Agreement will not: (i) violate any Legal Requirement applicable to such Holder or such Holder’s Shares, (ii) except as may be required by the rules and regulations of the NYSE, the Securities Act and applicable securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Body) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, any Contract, trust, order, judgment, writ, stipulation, settlement, award, or decree binding on such Holder, or (iii) violate any provision of any charter, bylaw or other organizational document of such Holder, in case of each of clauses (i) and (ii), except as would not reasonably be expected to adversely affect the ability of such Holder to perform its obligations under this Agreement in any material respect or to consummate the transactions contemplated by this Agreement in a timely manner.

(e)                                  To the knowledge of such Holder, there is no Legal Proceeding pending against, or threatened in writing against such Holder that would prevent, delay or impair the consummation by such Holder of the transactions contemplated by this Agreement, or otherwise impair such Holder’s ability to perform its obligations under this Agreement.

(f)                                   Such Holder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance of this Agreement.

(g)                                  No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of such Holder for which the Company, Parent or Purchaser would be responsible.

5.                                      Representations and Warranties of Parent and Purchaser.  Each of Parent and Purchaser represents and warrants to each Holder as follows:

(a)                                 Each of Parent and Purchaser is duly incorporated and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted.  The consummation of the transactions contemplated by this Agreement are within each of Parent’s and Purchaser’s entity power and have been duly authorized by all necessary entity actions on the part of each of Parent and Purchaser.  Each of Parent and Purchaser has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(b)                                 This Agreement has been duly and validly executed and delivered by Parent and Purchaser. Assuming the due authorization, execution and delivery by Holder of this Agreement this Agreement constitutes a valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.

(c)                                  The execution and delivery of this Agreement by each of Parent and Purchaser, and the performance by Parent and Purchaser of its respective obligations hereunder, does not violate: (A) any Legal Requirement to which such party is subject; or (B) any charter, bylaw or other organizational document of Parent or Purchaser.

(d)                                 To the knowledge of Parent and Purchaser, there is no Legal Proceeding pending against, or threatened in writing against Parent or Purchaser that would prevent, delay or impair the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, or otherwise impair its ability to perform its respective obligations hereunder.

6.                                      No Solicitation.  From the date of this Agreement and until the Expiration Time, each Holder shall not, and shall direct its Representatives not to: (a) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (b) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (c) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Purchaser or any of their respective designees) any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (d) enter into or agree to enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.  Without limiting the foregoing, the parties hereby acknowledge and agree that a breach in any material respect of the restrictions in this Section 6 applicable to such Holder by any of such Holder’s Representatives, to the extent acting at such Holder’s direction, shall be deemed to be a breach of this Section 6 by such Holder.  Nothing in this Agreement shall prohibit any Holder or any of its Representatives from taking any action that the Company or its Representatives are permitted to take under Section 5.3 of the Merger Agreement.

7.                                      No Exercise of Appraisal Rights; Actions.  Each Holder: (a) waives and agrees not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of such Holder’s Shares that may arise with respect to the Offer and the Merger; (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (other than in connection with any breach of this Agreement by Parent or Purchaser) or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement; and (c) shall notify Parent of any development occurring after the date hereof that, to such Holder’s knowledge, causes any breach of any of the representations and warranties of such Holder set forth in Section 4.

8.                                      Termination.  This Agreement shall terminate automatically, and shall have no further force and effect as of the earliest to occur of: (a) the Effective Time; (b) the valid termination of the Merger Agreement; (c) the date of any modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, that reduces the amount, changes the form of consideration payable, or otherwise adversely affects all of the stockholders of the Company in any material respect; (d) the making of a Company Adverse Change Recommendation; or (e) the effectiveness of a written agreement executed by the parties to this Agreement to terminate this Agreement (the earliest of such times, the “Expiration Time”).  Upon the valid termination or expiration of this Agreement in accordance with this Section 8, no party shall have any further obligations or liabilities under this Agreement. The provisions of Section 10 shall survive any termination of this Agreement.

9.                                      FIRPTA.  Prior to the Effective Time, each Holder shall deliver to Purchaser a certificate, dated as of the Closing Date, conforming to the requirements set forth in Treasury Regulations Section 1.1445-2, attesting that such Holder is not a “foreign person” for United States federal income tax purposes. Purchaser’s sole right if a Holder fails to provide such certificate shall be to make the appropriate withholding with respect to such Holder to the extent required by Section 1445 of the Internal Revenue Code of 1986, as amended.

10.                               Miscellaneous.

(a)                                 Entire Agreement; Amendments and Waivers.  This Agreement, together with Schedule 1 and the other documents and certificates delivered pursuant hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision of this Agreement by any party shall be deemed a waiver of any other provision by such party, nor shall any such waiver be deemed a continuing waiver of any provision by such party.  Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the parties and their respective successors and assigns.

(b)                                 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery located in Wilmington Delaware and any appellate court therefrom (the “Chosen Courts”); (ii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10(f); and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. A final non-appealable judgment from the Chosen Courts in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

(c)                                  Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. Each party: (i) makes this waiver voluntarily; and (ii) acknowledges that such party has been induced to enter into this Agreement by, among other things, the mutual waivers contained in this Section 10(c).

(d)                                 Counterparts.  This Agreement and any amendments may be executed in one or more counterparts, all of which will be considered one and the same agreement. This Agreement and any amendments will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each of the parties also agrees that all parties need not sign the same counterpart.  Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract. Each party waives any such defense, except to the extent such defense relates to lack of authenticity.

(e)                                  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)                                   Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) upon receipt when delivered by hand; (ii) two (2) business days after being sent by registered mail or by courier or express delivery service; (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission, as follows: (A) if to Parent or Purchaser, in accordance with the provisions of the Merger Agreement and (B) if to a Holder, to such Holder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify in writing for the purpose by notice to each other party hereto.

(g)                                  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, as determined by a final judgment of a court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(h)                                 Binding Effect and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be.  This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement.  Notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Affiliate of Parent.

(i)                                     No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, or otherwise create any third-party beneficiary.

(j)                                    Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance its terms or was otherwise breached. Accordingly, the parties shall be entitled to specific performance as the sole and exclusive remedy for any breach of this Agreement. In furtherance of the grant of specific performance as the sole and exclusive remedy for breaches of this Agreement, the parties agree that the non-breaching party may seek (and the breaching party hereby agrees not to contest the non-breaching party’s ability to obtain) the equitable remedy of injunctive relief including, without limitation, an injunction or injunctions to prevent and enjoin such breaches in the courts specified in Section 10(b).  In any Proceeding for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 10(j).

(k)                                 Disclosure. Subject to the terms of this paragraph, each Holder shall permit the Company, Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Merger and any other transactions contemplated by the Merger Agreement, such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement.  The Company, Parent or Purchaser, as applicable, shall give the Holders reasonable advance notice prior to any such disclosure or publication and provide at the same time a copy of any such disclosure or publication to the Holders to the extent reasonably practicable and permitted by applicable Law.  Each of Parent and Purchaser shall accept all reasonable comments provided by the Holder with respect to any such disclosure or publication.  Each Holder acknowledges that, subject to the terms of this paragraph, Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Each Holder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Holder shall become aware that any such information shall have become false or misleading in any material respect.  Except as required by applicable Legal Requirements, no Holder shall make any public announcement regarding this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Agreement shall prohibit any Holder from amending any Schedule 13D or Schedule 13G in respect of this Agreement.

(l)                                     No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties to this Agreement unless and until: (i) the Merger Agreement is executed by all parties to the Merger Agreement; and (ii) this Agreement is executed by all parties to this Agreement.

(m)                             Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Holder, or any affiliate, employee or designee of a Holder, who is a director or officer of the Company or any of its Subsidiaries from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries’, in the Holder’s, or its affiliate’s, employee’s or designee’s, sole discretion on any matter. In this regard, a Holder shall not be deemed to make any agreement or understanding in this Agreement in such Holder’s capacity as a director or officer of the Company.  Each Holder is executing this Agreement solely in the Holder’s capacity as a record or beneficial holder of Shares.

(n)                                 Non-Recourse.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the non-performance this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities and persons that are expressly identified as parties in their capacities as such.  No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates (other than the parties to the Merger Agreement) of any party to this Agreement, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement or in respect of any representations made or alleged to be made in connection with this

Agreement. Without limiting the rights of any party against the other parties to this Agreement, in no event shall any party or any of its affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party.  Nothing in this Agreement precludes the parties or any Non-Recourse Parties from exercising any rights, and nothing in this Agreement shall limit the liability or obligations of any Non-Recourse Party, in each case under the Merger Agreement or any other agreement to which they are specifically a party or an express third party beneficiary thereof.  This Section 10(n) is subject to, and does not alter the scope or application of, Section 10(j).

(o)                                 Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

(p)                                 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each applicable Holder. Neither Parent nor Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Holder in the voting of any of the Shares, except as otherwise provided in this Agreement.

(q)                                 Holder Obligations Several and Not Joint.  The obligations of each Holder hereunder shall be several and not joint, and no Holder shall be liable for any breach of the terms of this Agreement by any other Holder.

(r)                                    Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(s)                                   Further Assurances.  Parent, Purchaser and each Holder will execute and deliver, or cause to be executed and delivered, all further documents and instruments necessary under applicable Legal Requirements, to perform their respective obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

FIRST STREET PARENT, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

FIRST STREET MERGER SUB, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Signature Page to Tender and Support Agreement]

Smart & Final Stores, Inc., as to Section 10(k) only

By:	/s/ David G. Hirz
	Name:	David G. Hirz
	Title:	President and Chief Executive officer

[Signature Page to Tender and Support Agreement]

Ares Corporate Opportunities Fund III, L.P.
By: ACOF Operating Manager III, LLC, its Manager

By:	/s/ Dennis Gies
	Name:	Dennis Gies
	Title:	Authorized Signatory

Address for Notice:
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067

Ares Corporate Opportunities Fund IV, L.P.
By: ACOF Operating Manager IV, LLC, its Manager

By:	/s/ Dennis Gies
	Name:	Dennis Gies
	Title:	Authorized Signatory

Address for Notice:
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067

[Signature Page to Tender and Support Agreement]

Schedule 1

Holder and Address	Shares	Company Options	Restricted Stock Awards
Ares Corporate Opportunities Fund III, L.P.	22,109,381	0	0
Ares Corporate Opportunities Fund IV, L.P.	22,109,381	0	0